Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

RBF, LLC
AS “SELLER”,

SUPERVALU INC.

SUPERVALU PHARMACIES, INC.

SUPERVALU GOLD, LLC

EACH AS A “BUYER” AND, COLLECTIVELY, AS THE “BUYERS”

AND

ROUNDY’S SUPERMARKETS, INC.

AS “PARENT”

DATED AS OF MAY 6, 2014

5.5	No Broker	40
5.6	Financial Capabilities	40
5.7	No Other Representations or Warranties	40

ARTICLE 6. COVENANTS		41

6.1	Conduct of Seller’s Business Pending the Closings	41
6.2	Access	43
6.3	Consents	44
6.4	Publicity	46
6.5	Intellectual Property; Removal of Excluded Assets	46
6.6	Confidentiality	47
6.7	Bulk Transfer Laws	47
6.8	Notifications	48
6.9	Pharmacy License Applications and Other Permits	48
6.10	Tax Matters	49
6.11	Pharmacy Inventory	50
6.12	In-Store Subleases	50
6.13	Inventory	51
6.14	Pharmacy Records; Prescriptions	52
6.16	Exclusivity	53
6.17	Non-Solicitation	53
6.18	Sales Data	53
6.19	Transition Agreements	54

ARTICLE 7.		54

CONDITIONS TO SELLER’S OBLIGATIONS to effectuate the closingS		54

7.1	Representations and Warranties	54
7.2	Performance	54
7.3	Compliance Certificate	55
7.4	No Injunction	55
7.5	Closing Deliveries	55
7.6	Sufficient Number of Stores	55

ARTICLE 8. CONDITIONS TO OBLIGATIONS OF BUYERS to effectuate the closingS		55

8.1	Representations and Warranties	55
8.2	Performance	56
8.3	Compliance Certificate	56
8.4	No Injunction	56
8.5	Closing Deliveries	56
8.6	Estoppel Certificates	56
8.7	No Liens	57
8.8	Liquor License Sublease	57

8.9	No Material Adverse Effect	57
8.10	Required Consents	57
8.11	Sufficient Number of Stores	57
8.12	Intentionally omitted	57
8.13	Unions	57

ARTICLE 9. ACTIONS BY SELLER AND BUYERS AFTER THE CLOSINGS;
Indemnification		58

9.1	Information Sharing	58
9.2	Further Assurances	59
9.3	Cooperation	59
9.4	Allocation of Aggregate Purchase Price	60
9.5	Indemnification	60
9.6	Trade Name	65
9.7	Gift Cards	65
9.8	Cutoff Date Obligations	66

ARTICLE 10. MISCELLANEOUS		66

10.1	Entire Agreement; Amendment	66
10.2	Employment Matters	66
10.3	Termination	69
10.4	Expenses	70
10.5	Waiver	70
10.6	Governing Law, Choice of Forum	70
10.7	Assignment	71
10.8	Notice	71
10.9	Counterparts; Headings	72
10.10	Interpretation; Schedules	72
10.11	Severability	73
10.12	Construction	73
10.13	No Third-Party Beneficiaries	73
10.14	Waiver of Jury Trial	74
10.15	Specific Performance	74
10.16	Casualty; Condemnation	74
10.17	Casualty or Condemnation during the Interim Period	76
10.18	Parent Guarantee	77
10.19	SVU Guarantee	77

EXHIBITS

Exhibit A	List of Stores
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Intellectual Property Assignment

Exhibit E	Form of Sublease
Exhibit F	Form of Landlord Estoppel Certificate
Exhibit G	Form of Seller Estoppel Certificate
Exhibit H	List of Related Store Amounts
Exhibit I	Form of Escrow Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, made as of May 6, 2014, by and among RBF, LLC, a Wisconsin limited liability company (“Seller”), SUPERVALU INC., a Delaware corporation (“SVU”), SUPERVALU Pharmacies, Inc., a Minnesota corporation (“SVU Pharmacies”), SUPERVALU Gold, LLC (“SVU Gold”), a Delaware limited liability company, and ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (“Parent”).

RECITALS

WHEREAS, Seller is engaged in the Business and owns certain operating assets associated with the operation of supermarket locations listed on Exhibit A and leases certain real property associated with such locations;

WHEREAS, (a) Seller and Parent desire to sell and assign all of their respective right, title and interest in the Assigned Leases associated with the Assigned Stores and each Buyer desires to assume all of Seller’s and Parent’s right, title and interest in the Assigned Leases associated with that Buyer’s Assigned Stores, (b) Seller desires to sell all of Seller’s right, title and interest in the Purchased Assets at the Assigned Stores and each Buyer desires to purchase all of Seller’s right, title and interest in the Purchased Assets associated with that Buyer’s Assigned Stores, (c) Seller desires to Sublease to SVU, and SVU desires to sublease from Seller, Seller’s right, title and interest in the Subleased Stores in accordance with the applicable Subleases, (d) Seller desires to sell and assign, and SVU desires to assume, all of Seller’s right, title and interest in the Owned Real Property, (e) Parent desires to sell and assign, and SVU desires to purchase, all of Parent’s right, title and interest in the Trade Name, and (f) each Buyer desires to assume only the Assumed Liabilities, in each case, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE 1.
DEFINITIONS

Subject to Section 10.10(d), when used in this Agreement, the following terms shall have the meanings specified:

“Action” shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, public or non-public investigation or unfair labor practice charge or complaint.

“Aggregate Purchase Price” shall mean an amount equal to (i) $29,536,925, plus (ii) the Inventory Purchase Price, plus (iii) the Pharmacy Inventory Purchase Price, plus (iv) the aggregate Buy-Out Cost, if applicable, minus (v) the aggregate Store Purchase Price of any Stores excluded from the Transition Date Closings in accordance with Section 2.3(c), Section 6.3(d), ARTICLE 8, Section 10.16, or Section 10.17, plus (vi) the aggregate Store Purchase Price of all Stores included in a Subsequent Closing in accordance with Section 2.3(c), Section 6.3(d) or ARTICLE 8, minus (vii) the aggregate Related Store Amount of all Related Stores excluded from a “Transition Date

Closing” under any Related Agreement, plus (viii) the aggregate Related Store Amount of all Related Stores included in a “Subsequent Closing” under a Related Agreement.

“Agreement” shall mean this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto in the respective forms thereof, as the same may be amended from time to time in accordance with the terms hereof.

“Allocation” is defined in Section 9.4(a).

“Ancillary Agreements” means the Bill of Sale referred to in Section 3.2(a), the Assignment and Assumption Agreement referred to in Section 3.2(b), the Intellectual Property Assignment referred to in Section 3.2(c), the Escrow Agreement, the limited warranty deed and other documents referred to in Section 3.2(h), and the Subleases.

“Ancillaries Purchase Price” means the (A) the Inventory Purchase Price, plus (B) the Pharmacy Inventory Purchase Price, plus (C) the aggregate Buy-Out Cost, if applicable, for any Purchased Assets to be sold at that Closing.

“Assigned Contracts” is defined in Section 4.12.

“Assigned Leases” shall mean the leases, subleases and other use agreements pursuant to which Seller holds a leasehold, subleasehold or other occupancy right to the premises on which any of the Assigned Stores is operated, as specifically identified on Schedule 4.8(c)(i), and all amendments and modifications thereto.

“Assigned Stores” shall mean the supermarket, liquor or pharmacy locations listed on Exhibit A under the heading “Assigned Stores.”  When used in reference to a particular Buyer, “Assigned Stores” shall mean the supermarket, liquor or pharmacy locations for which that Buyer is identified under the heading “Buyer” on Exhibit A.  “Assigned Stores” will not include any Store (i) that is excluded from the Transition Date Closings under Section 2.3(c), Section 6.3(d) or Article 8 unless and until the Carved-Out Assets and Carved-Out Liabilities associated with that Store are transferred to a Buyer in a Subsequent Closing under Section 3.1(c), or (ii) that is otherwise excluded in accordance with Section 10.16 or Section 10.17.

“Assumed Liabilities” shall mean, with respect to any Buyer, only those (i) Liabilities of Seller or Parent under, arising out of or related to the Assigned Leases and the other Purchased Assets, only to the extent those Liabilities (a) arise and relate to actions or inactions after the applicable Closing and do not arise out of or relate to any failure to act, improper action, warranty or other breach, default or violation on or prior to the applicable Closing, or (b) arise prior to the applicable Closing in an amount not to exceed payment or credit by Seller to that Buyer therefor under Section 2.2 at the applicable Closing, (ii) Liabilities arising out of or related to any fact, circumstance, occurrence, condition, act or omission relating to the operation of the Stores or the Business, in each case, to the extent occurring after the applicable Closing and not arising out of or relating to any failure to act, improper action, warranty or other breach, default or violation on or prior to the applicable Closing, and (iii) Liabilities for which that Buyer has expressly agreed to be responsible in accordance with this Agreement and the Subleases.

“Base Purchase Price” shall mean an amount equal to (i) the aggregate Base Store Purchase Price for all Stores, plus (ii) the aggregate Related Store Amount of all Related Stores, minus (iii) the aggregate Base Store Purchase Price for any Stores excluded from the Transition Date Closings in accordance with Section 2.3(c), Section 6.3(d) or Article 8 or excluded from this Agreement under Section 10.16, minus (vi) the aggregate Related Store Amount of all Related Stores excluded from a “Transition Date Closing” under any Related Agreement.

“Base Store Purchase Price” shall mean, for each Store, an amount equal to the amount indicated for that Store on Exhibit A under the heading “Store Purchase Price.”

“Benefit Arrangement” shall mean each employment, consulting, severance, compensation, incentive, health, workers’ compensation, disability or accident benefits, supplemental employment benefits, vacation benefits, retirement benefits, life, retention, termination, profit-sharing, or other benefit plan, program, policy, arrangement, agreement or commitment of any type maintained by, entered into, contributed to or required to be contributed to by Seller or any affiliate thereof now or in the past or under which Seller or any affiliate thereof may incur any liability, with respect to any Employee or any Former Employee, other than a Plan.

“Blackout Period” means June 26, 2014 through July 5, 2014.

“Bonding Period” is defined in Section 10.2(e).

“Books and Records” shall mean all books of account, ledgers, general, financial, accounting, Tax and personnel records, files, invoices, sales and promotional literature, compliance and procedures and other manuals, internal audit reports and any information, books, records and files concerning the financial performance, strategic plans, budgets, forecasts, projections and competitive or capital spending analysis of the Stores or Seller’s operations, employee manuals, employee handbooks and employee personnel records, all records relating to the employees of Seller or to claims, obligations or liabilities against Seller or any of its affiliates which do not constitute Assumed Liabilities and records, documents, proposals or notes prepared in connection with the sale of the Purchased Assets (in all cases, in any form or medium).

“Business” shall mean the retail operations conducted at the Stores.

“Buy-Out Cost” is defined in Section 2.3(d).

“Buyer” shall mean each of SVU, SVU Pharmacies and SVU Gold, individually.

“Buyers” shall mean all of SVU, SVU Pharmacies and SVU Gold, collectively.

“Buyer Indemnitee” is defined in Section 9.5(a).

“Carved-Out Assets” means the Purchased Assets related to a Store that is excluded from the Transition Date Closings under Section 2.3(c), Section 6.3(d) or Article 8 or that is otherwise excluded in accordance with Section 10.16 or Section 10.17.

“Carved-Out Liabilities” means the Assumed Liabilities related to a Store that is excluded from the Transition Date Closings under Section 2.3(c), Section 6.3(d) or Article 8 or that is otherwise excluded in accordance with Section 10.16 or Section 10.17.

“Closing” shall mean, with respect to (i) each Store that is not excluded from the Transition Date Closings pursuant to Section 2.3(c), Section 6.3(d), ARTICLE 8, Section 10.16, or Section 10.17, and the Purchased Assets, Assumed Liabilities, Excluded Liabilities, and Excluded Assets related to such Stores, the applicable Transition Date Closing, (ii) each Store that is excluded from the Transition Date Closings pursuant to Section 2.3(c), Section 6.3(d) or ARTICLE 8, and the Carved-Out Assets, Carved-Out Liabilities, Excluded Liabilities, and Excluded Assets related to such Stores, the Subsequent Closing, if any, at which such Stores and the Carved-Out Assets and Carved-Out Liabilities related thereto are transferred to a Buyer, and (iii) Excluded Liabilities or Excluded Assets that are not related to a particular Store or that are related to a particular Store that was not subject to a Closing pursuant to clauses (i) or (ii) above, the last Closing under this Agreement.

“Closing Date” shall mean the date on which a Closing is held pursuant to Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between Parent and SUPERVALU INC. dated October 24, 2013, the terms of which are incorporated herein by reference.

“Consents” shall mean (i) to the extent required under any Assigned Lease (including to avoid any default or acceleration thereunder, breach thereof or giving rise to the right of another party to accelerate, terminate, modify or cancel the same), a written consent to the assignment of the Assigned Lease to the applicable Buyer, (ii) to the extent required under any Primary Lease (including to avoid default or acceleration thereunder, breach thereof or giving rise to the right of another party to accelerate, terminate, modify or cancel the same), a written consent to the sublease of the premises that are the subject of such Primary Lease to a Buyer, and (iii) any other third party consent required (including to avoid any default or acceleration thereunder, breach thereof or giving rise to the right of another party to accelerate, terminate, modify or cancel the same) for the transfer or assignment by Seller to, or any purchase or assumption by the applicable Buyer of, any interest in, or liability, or commitment under, any Purchased Assets or any Assumed Liabilities.

“Contracts” shall mean all contracts, leases, subleases, licenses, agreements and all other legally binding arrangements, whether oral or written.

“Cutoff Date” is defined in Section 2.3(c).

“Data Converter” is defined in Section 6.14(a).

“DEA” is defined in Section 6.9(b).

“Direct Claim” is defined in Section 9.5(d).

“Disclosure Schedule” is defined in Section 10.10(b).

“Drawer Cash” shall mean the aggregate amount of cash on hand at each Store at the Effective Time of Closing of that Store, including any cash equivalents, coupons or other near cash items (including lottery tickets, Go-to transit cards and passes and postage stamps).

“Effective Time of Closing” shall mean 12:01 a.m., central prevailing time, on the applicable Closing Date.

“Effective Time of the Measurement Date” shall mean 12:01 a.m., central prevailing time, on the Measurement Date.

“Employees” is defined in Section 10.2(a).

“Employee List” is defined in Section 10.2.

“Environmental Laws” shall mean any Law relating to pollution, remediation, restoration or protection of the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata) or human health and safety (based upon actual or potential exposure to Hazardous Materials), including such Laws relating to storage, treatment, management, manufacture, generation, transportation, use, handling, disposal, release or threatened release of, or exposure to, Hazardous Materials or materials containing Hazardous Materials, including applicable permits, licenses, authorizations or other consents of any Governmental Authority pursuant to any such Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any rules and regulations promulgated thereunder, in each case as amended from time to time.

“Escrow Account” means the escrow account established pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means an escrow agent mutually acceptable to Seller and Buyers.

“Escrow Agreement” means an Escrow Agreement signed by Buyers, Seller and the Escrow Agent, substantially in the form of Exhibit I.

“Excluded Assets” shall mean:

(a)           any of Seller’s or Parent’s other supermarkets, convenience stores, pharmacies and fuel centers, distribution centers, administrative offices and facilities and all assets or properties located thereon, other than the Stores and the Purchased Assets, including, to the extent not expressly being acquired by any Buyer hereunder, all real property, whether owned or leased, furniture, fixtures, furnishings, leasehold improvements, machinery and equipment, inventory, pharmaceutical inventory and records, supplies, manufacturer warranties, accounts receivable, licenses, permits, governmental authorizations, credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, in each case which is located on such other supermarkets, convenience stores, pharmacies, fuel centers, distribution centers, administrative offices and facilities;

(b)           any assets set forth on Schedule 1.1;

(c)           any intercompany account assets of Seller and its affiliates;

(d)           all Intellectual Property of Seller or Parent (including the Seller Marks, Seller’s private label using the Seller Marks and Seller’s Fresh Perks program), other than the Trade Name;

(e)           any Excluded Inventory;

(f)            any Excluded Equipment;

(g)           any Plans and Benefit Arrangements, all assets of the Plans and Benefit Arrangements, and all rights or interest under or relating to any Plan or Benefit Arrangement;

(h)           except as provided in Section 10.16 or Section 10.17 hereof, any rights, claims and benefits under all insurance policies of Seller and its affiliates;

(i)            any asset related to Taxes of Seller or any of its affiliates, including all Tax refunds and credits, deferred income Taxes and all income Tax benefits and refunds of Taxes imposed with respect to the Purchased Assets or the Business attributable to a Pre-Closing Tax Period (other than, for the avoidance of doubt, any of the foregoing that arise from any Tax for which a Buyer is responsible hereunder);

(j)            any properties, assets, Contracts and rights of whatever kind and nature, real or personal, tangible or intangible of Seller not primarily used or held for use in the operation or conduct of the Stores or the Business and any other Contracts (including In-Store Subleases and other Contracts related to the Stores) other than the Assigned Contracts and any In-Store Sublease that a Buyer expressly elects to assume under Section 6.12;

(k)           any properties, assets, Contracts and rights of whatever kind and nature, real or personal, tangible or intangible of Parent and any of its affiliates not primarily used or held for use in the operation or conduct of the Stores or the Business and any other Contracts (including In-Store Subleases and other Contracts related to the Stores) other than the Assigned Contracts and any In-Store Sublease that a Buyer expressly elects to assume under Section 6.12;

(l)            any capital stock or other equity interests of Seller in any Person;

(m)          any Books and Records other than Store Books and Records;

(n)           all accounts receivable related to the operation of each Store prior to the applicable Closing;

(o)           any prepaid expenses, except to the extent adjusted pursuant to the Subleases or Section 2.2 hereof;

(p)           any Drawer Cash;

(q)           any Supplier Warranties;

(r)            any merchandise or inventory that cannot by Law be transferred to any Buyer;

(s)            any (i) registration information and customer data and other information derived from customer loyalty cards, promotions, co-branded credit card programs and the like, (ii) customer lists (including any email addresses) related to Seller’s or Parent’s internet business operations or related to Seller’s home delivery business with respect to the Stores and (iii) equipment related to the Roundys.com business operations;

(t)            any claims, proceeds, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person or entity arising out of or relating to the Purchased Assets in connection with events occurring on or before the Effective Time of Closing (other than insurance benefits, rights and proceeds to be transferred to any Buyer);

(u)           any Supplies;

(v)           all of the rights of Seller and Parent under this Agreement and the Ancillary Agreements; and

(w)          all Carved-Out Assets unless and until those Carved-Out Assets are transferred to Buyer in a Subsequent Closing under Section 3.1(c).

“Excluded Equipment” shall mean (i) all ATM machines and any bank trade fixtures and furniture (to the extent not owned by Seller); (ii) all Fixtures and Equipment and other assets owned by third parties who are not affiliated with Seller or that are being leased to Seller as set forth in Schedule 1.2, except to the extent any Buyer elects to purchase or lease such equipment pursuant to the leases governing any such equipment in accordance with Section 2.3(d); (iii) all POS/order entry and self-checkout software and other computer software; (iv) all security and surveillance software; and (v) pin pads located at the Stores.

“Excluded Inventory” shall mean (i) greeting cards, periodicals, consignment or other non-owned merchandise, private label merchandise, damaged merchandise, merchandise which is out-of-date or which cannot readily be sold in the ordinary course of business and within a commercially reasonable period of time after the applicable Closing without becoming out-of-date, excess/aged inventory, and unsaleables; and (ii) pharmacy items that are excluded from purchase under Section 6.11(a) and other inventory excluded from purchase hereunder.

“Excluded Liabilities” shall mean, other than the Assumed Liabilities, any and all Liabilities of Parent or Seller or any of their respective affiliates, including (other than to the extent the same are Assumed Liabilities) the following Liabilities of Parent or Seller or any of their respective affiliates:

(a)           any Liability of Seller or Parent that relates to, or that arises out of, (i) any Excluded Asset or (ii) the business, operations, properties, assets or obligations of Seller, Parent, or any of their respective affiliates conducted, existing or arising prior to the Effective Time of Closing;

(b)           any account payable or accrued expense of Seller arising out of or relating to the Purchased Assets or the conduct of the Business prior to the Effective Time of Closing, except to the extent of (and then in an amount not to exceed) any payment or credit by Seller to the applicable Buyer therefor under Section 2.2;

(c)           any (i) Taxes arising from, with respect to, attributable to or imposed upon the Purchased Assets or the operation of the Business that are incurred in or attributable to any Pre-Closing Tax Period or any portion thereof, except to the extent of (and then in an amount not to exceed) any payment or credit by Seller to the applicable Buyer therefor under Section 2.2 and (ii) Taxes described in Section 6.10(c) that arise out of consummation of the transactions contemplated hereby or that are the responsibility of Seller or Parent under Section 6.10;

(d)           any Taxes of Parent, Seller and their subsidiaries and affiliates (except to the extent prorated to the applicable Buyer under this Agreement) and any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller, Parent or any of their subsidiaries or affiliates is or was a member, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law (including any Liability for Taxes of Seller, Parent, or any stockholder or affiliate of Seller or Parent of any kind or description, including any Liability  for Taxes of Seller, Parent, or any stockholder or affiliate of Seller or Parent that becomes a Liability of the applicable Buyer under any doctrine of de facto merger or transferee or successor Liability or otherwise by operation of Contract (other than Taxes apportioned to the applicable Buyer under this Agreement) or Law);

(e)           except as expressly assumed by the applicable Buyer pursuant to Section 10.2, any Liability relating to, resulting from, or arising out of any Plan or Benefit Arrangement, including, for the avoidance of doubt, all multiemployer pension  or welfare benefit plans;

(f)            except as expressly assumed by the applicable Buyer pursuant to Section 10.2, any Liability related to any Employee or Former Employee, including any Liability relating to, resulting from or arising out of (i) any Employee’s or Former Employee’s employment with Seller or his or her subsequent termination by Seller, (ii) Seller’s union relationships or Seller’s Collective Bargaining Agreements, (iii) any Benefit Arrangement or Plan, or any unemployment, annuity or any other arrangement, agreement, policy or plan of any kind, and (iv) any grievance, arbitration, lawsuit, charge, or complaint;

(g)           compliance with the WARN Act and any Liabilities arising thereunder as a result of or related to the transactions contemplated by this Agreement, including providing or failing to provide any notifications to any Employees terminated by Seller and any Employees not hired by any Buyer;

(h)           any Liability (including as may arise from any breach or default) under, arising out of or related to the Leases at or prior to the applicable Closing or that arise out of or relate to any failure to act, improper action, warranty or other breach, default or violation under, arising out of or related to the Leases on or prior to the applicable Closing;

(i)            any Liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior to the applicable Closing;

(j)            any Liability arising from or related to any compliance or noncompliance prior to the applicable Closing with any Law applicable to Seller, Parent, the Business, the Stores, the Excluded Assets or the Purchased Assets;

(k)           any Liability arising from or related to any Action against Seller, Parent, Seller’s or Parent’s affiliates or the Stores pending or threatened as of the applicable Closing or that arises out of, relates to, or is otherwise in respect of the operation of the Business, the Purchased Assets, or the Excluded Assets prior to the applicable Closing;

(l)            any Liability under any Contract to which Seller or Parent or any of their respective affiliates is a party, that (i) is not an Assigned Contract or an In-Store Sublease that the applicable Buyer expressly elects to assume under Section 6.12, or (ii) if an Assigned Contract or an In-Store Sublease that the applicable Buyer expressly elects to assume under Section 6.12, that arises from or is related to any breach of, failure to perform, torts related to the performance of, infringements or indemnities under, guaranties pursuant to, or overages or underpayments under such Assigned Contract or In-Store Sublease prior to the applicable Closing;

(m)          any indebtedness for borrowed money or guarantees thereof outstanding as of the last Closing Date;

(n)           any Liability incurred by Seller, Parent or any Person engaged by Seller or Parent (excluding, for the avoidance of doubt, Buyers or their respective affiliates and subsidiaries) arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by Buyers);

(o)           any Liability to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller or Parent (including with respect to any breach of fiduciary obligations by same), except for indemnification of those Persons as Seller Indemnitees under Section 9.5(b);

(p)           any Liability of Seller, Parent or any of their respective affiliates underlying any Lien on any of the Purchased Assets (whether or not a Permitted Lien), except to the extent of (and then in an amount not to exceed) any payment or credit by Seller to the applicable Buyer therefor under Section 2.2 at the applicable Closing; and

(q)           all Carved-Out Liabilities unless and until assigned to and assumed by the applicable Buyer at a Subsequent Closing under Section 3.1(b).

“Fixtures and Equipment” shall mean all machinery, equipment, furniture, furnishings, fixtures, trade fixtures, leasehold improvements, transferable non-proprietary software particular to a specific Store, computer equipment, order entry devices and other assets owned by Seller that are used in connection with the operation of the applicable Store, wherever located, and any excess equipment located at each Store, including shopping carts, check stands, front-end systems, hardware and transferable non-proprietary software, phone/paging system, safes with combinations and keys, money counters, surveillance systems, alarm systems, desks and other office equipment owned by Seller and located in the Stores; provided that Fixtures and Equipment shall not include Excluded Equipment.

“Former Employee” shall mean any individual (other than an Employee) employed or formerly employed in the Business at any time prior to the date hereof, or retained in the Business as an independent contractor or employee of a leasing organization, whether or not determined to be a common-law employee in the Business.

“FTC” is defined in Section 6.3(d).

“GAAP” shall mean generally accepted accounting principles, for financial reporting in the United States.

“Gift Cards” is defined in Section 9.7.

“Governmental Authority” shall mean any foreign, domestic, federal, territorial, provincial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal, arbitral or judicial body, or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” shall mean any substance or preparation defined, listed, or regulated as a “hazardous substance,” “toxic substance,” “hazardous waste,” “dangerous preparation” or “dangerous substance” or any other term of similar import under any Environmental Law as each may be amended from time to time and all regulations thereunder, including petroleum (including crude oil or any fraction thereof), polychlorinated biphenyls, asbestos and asbestos-containing materials, radon, radiation and radioactive materials, natural gas, synthetic gas and any mixtures thereof, and any other pollutant or contaminant and any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“In-Store Subleases” shall mean the license agreements, subleases and other use agreements whereby Seller or its affiliates grant third parties use or occupancy rights to the premises on which any of the Stores is operated or to any part of the Owned Real Property, as specifically identified on Schedule 1.3.

“Indemnitee” means any Person entitled to indemnification under this Agreement, either a Seller Indemnitee or a Buyer Indemnitee, as the case may be.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Information” is defined in Section 9.1.

“Intellectual Property” means all U.S. and foreign intellectual property, including all patents, patent applications, including continuations, continuations-in-part and divisional applications, inventions, discoveries, processes, designs, improvements, copyrights, works of authorship in any media, software, databases, compilations, textual works, graphics, advertising, marketing and promotional materials, trademarks, service marks, Internet domain names, brand names, logos, trade dress, other source indicators, and the goodwill of any business symbolized thereby, trade secrets, know-how, recipes, formulae, manufacturing techniques, specifications, proprietary or confidential information and all other worldwide intellectual property rights of any kind or nature, including any registrations or applications for registration of any of the foregoing.

“Interim Period” shall mean the period between the Effective Time of the Measurement Date and the Effective Time of Closing on the applicable Transition Date.

“Inventory” shall mean Merchandise, Liquor, Perishables and Tobacco, but for purposes of this Agreement, excluding any Pharmacy Inventory and Excluded Inventory.

“Inventory Purchase Price” shall mean an amount equal to (i) the Merchandise Purchase Price, plus (ii) the Perishables Purchase Price, plus (iii) the Tobacco Purchase Price, plus (iv) the Liquor Purchase Price.

“Inventory Service” is defined in Section 6.11(a).

“IOU Prescriptions” is defined in Section 6.14(a).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” shall mean actual knowledge after reasonable investigation of direct reports, (a) with respect to Seller or Parent, of William Dowling, Dan Farrell, Darren Karst or Edward Kitz, and (b) with respect to Buyer, of Rob Woseth and Tom McConnell.

“Landlord Estoppel Certificate” shall mean an estoppel certificate with respect to a Lease, dated after the date of this Agreement, from the other party to such Lease, in the form attached hereto as Exhibit F, with any changes to the form thereof approved by the applicable Buyer in its reasonable discretion.

“Law” shall mean any applicable common law or any federal, state, local or other law, statute, code, injunction, judgment, decree, order, ordinance, rule, regulation, principle of common law, policy, treaty or other legally enforceable governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Lease Non-Disturbance Agreement” shall mean the non-disturbance agreement entered into by and between Seller or its affiliates and the lender to the applicable landlord for a particular Lease as set forth on Schedule 1.4.

“Leased Real Property” shall mean the real property and interests in real property subject to the Leases and any options to lease additional real estate, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to or associated with the foregoing.

“Leases” shall mean the Assigned Leases and the Primary Leases.

“Liabilities” shall mean all liabilities, obligations (contractual or otherwise), debts, deficiencies, Taxes, penalties, assessments, fines, claims, causes of action or other loss, fee, cost or expense (including attorneys’ fees) of every kind, nature and description, asserted or unasserted, known or unknown, contingent or absolute, matured or unmatured, whether due or to become due, whether now existing or hereafter arising and whether arising out of occurrences or events before or after the applicable Closing Date.

“Liens” shall mean any liens, security or equitable interests, pledges, options, easements, mortgages, charges, claims, conditions, right of first refusal, deeds of trust, rights of way, restrictions on the use of real property, encroachments, security agreements, or any other encumbrances and other restrictions or limitations, including any restriction on transfer or other assignment, on or relating to ownership, quiet enjoyment, voting, receipt of income or use or exercise of any other attribute of ownership of real or personal property or irregularities in title thereto or any agreement to file any of the foregoing.

“Liquor” shall mean saleable liquor inventory located in the Stores and owned by Seller.

“Liquor Purchase Price” is defined in Section 6.13(b)(iii).

“Losses” means any losses, Liabilities, damages, deficiencies, obligations, claims, demands, judgments, awards, fines, penalties, proceedings, causes of action, costs and expenses (including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including the reasonable costs and expenses incurred with respect to any indemnification claim).

“Major Casualty” is defined in Section 10.16(a).

“Major Condemnation” is defined in Section 10.16(b).

“Material Adverse Effect” shall mean any event, change, circumstance, occurrence or effect that, individually or when taken together with all other such events, changes, circumstances, occurrences or effects of the same general type, is or would reasonably be expected to be materially adverse to the Business, the Purchased Assets or operations of the Stores taken as a whole, or materially impairs the ability of Seller or Parent to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, that none of the following shall either alone or in combination (or the effects or consequences thereof) constitute, or be taken into account in determining whether there has been a Material Adverse Effect:  (a) developments similarly affecting other Persons in businesses similar to the Business, including competition in any of the geographic areas in which the Stores operate, (b) changes or effects affecting the general economy, credit, capital or financial markets or the real estate market in the geographic areas in which the Stores operate, (c) changes in GAAP or applicable Laws (or interpretation thereof) or changes in political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, in each case including any escalation thereof, (d) acts of God (including weather events (including tornados, hurricanes, droughts, floods and similar events) and natural disasters (including earthquakes, fires, tsunamis and similar events)), (e) changes resulting from the announcement of this Agreement or the identity of any Buyer or (f) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the express prior written consent of any Buyer or by any Buyer or any of its affiliates; provided that, in the case of clauses (a), (b) and (c), any such changes or effects may be considered in determining whether there is a Material Adverse Effect to the extent that the Purchased Assets or the Stores are affected thereby in a disproportionate manner relative to other businesses in the industries and markets in which the Stores or the Business operate.

“Measurement Date” is defined in Section 3.1(a).

“Merchandise” shall mean all saleable, national brand merchandise inventory in the categories commonly known as “Grocery”, “Dairy”, “Frozen Food” and “GM/HBC”, located in the Stores and owned by Seller.

“Merchandise Purchase Price” is defined in Section 6.13(b)(i).

“Owned Real Property” shall mean the real property owned by Seller, including any land held for future development or expansion, any adjacent land owned by Seller, and any options to purchase additional real estate, a legal description of which is set forth on Schedule 1.5, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to or associated with the foregoing.

“Parent” is defined in the opening paragraph of this Agreement.

“PBGC” is defined in Section 10.2(d).

“Pension Protection Act” means the Pension Protection Act of 2006, and the rules and regulations promulgated thereunder, in each case as amended from time to time.

“Perishables” shall mean unopened cases of “Perishable” department products, including bakery, deli, floral, produce, meat, processed meat, seafood and bulk foods, located in the Stores and owned by Seller.

“Perishables Purchase Price” is defined in Section 6.13(b)(i).

“Permits” shall mean all licenses, permits, consents, waivers, exemptions, orders, registrations, national and state provider numbers, and other governmental approvals relating to the operation of the Stores (including pharmacy and liquor) or ownership and use of the Purchased Assets.

“Permitted Liens” shall mean (i) inchoate mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of Business for amounts which are not, individually or in the aggregate, material to the Business or to any Store and which are not yet due and payable (provided that such Liens shall no longer be Permitted Liens at such time, if any, as they are due and payable), (ii) inchoate Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of Business, which inchoate Liens are not, individually or in the aggregate, material to the Business or to any Store, and which inchoate Liens are not yet due and payable (provided that such inchoate Liens shall no longer be Permitted Liens at such time, if any, as they are due and payable), (iii) Liens for Taxes that are not yet due and payable, (iv) rights of counterparties under the Leases, (v) with respect to the Seller Real Property, (a) easements, rights-of-way, covenants, conditions, reservations and restrictions and other matters of record, and other exceptions to title which may be set forth in the title commitments for the Seller Real Property obtained by Buyers from First American Title, and (b) any matters that may be disclosed by an accurate survey of the Seller Real Property, provided that all matters in (a) and (b) do not, individually or in the aggregate, materially interfere with or impair the continued ownership, use, operation, occupancy, value or marketability of title of the Seller Real Property, and provided further that the Mortgage dated April 6, 2012, and recorded in Hennepin County as Document No. 4945186 (torrens) and 9775153 (abstract) is not a Permitted Lien, (vi) zoning, building and other similar restrictions which are not violated by the current use of the Seller Real Property, (vii) statutory landlord Liens for rental not yet due and payable under the Leases, (viii) Liens under credit facilities or other debt financings of Seller or any of its affiliates that will be released at or before the applicable Closing, and (ix) contractual rights of counterparties under Assigned Contracts, In-Store Subleases that the applicable Buyer expressly elects to assume under Section 6.12 and Assigned Leases.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Authority or any other entity or organization and any successor of any of the foregoing.

“Pharmacy Assets” shall mean all Pharmacy Inventory, Pharmacy Records and any Fixtures and Equipment related to the operation of a pharmacy at a Store.

“Pharmacy Inventory” shall mean all pharmaceutical inventories owned by Seller and located at the Stores (including to the extent contained in open bottles) that are not excluded from purchase under the criteria set forth in Section 6.11(a), including (i) all legend drugs and controlled substances required by Law to be dispensed under the supervision of a registered or licensed pharmacist and (ii) all over-the-counter pharmaceutical inventories, but excluding any proprietary branded or expired products.

“Pharmacy Inventory Purchase Price” is defined in Section 6.11(a).

“Pharmacy Records” shall mean all files, prescription records, customer records, lists and profiles, documents, instruments, papers, books, in-store computer files and records and all other written or recorded information of Seller in any form and in any media relating to the operation of the pharmacy, including information relating to the patients, doctors, pharmaceuticals, controlled substances and prescriptions administered by or filled at the Stores, including prescription hard copies of all patient profiles and computer backup data, in each case, (i) for no less than the three-year period (or such time period mandated by applicable Law) immediately prior to the applicable Closing Date, and (ii) only to the extent the same can be transferred or assigned to SVU Pharmacies in accordance with applicable Law.

“Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained or contributed to or required to be contributed to by Seller, or any of its affiliates, with respect to any Employee.

“Post-Closing Tax Period” shall mean any Tax period beginning after the applicable Closing Date and that portion of a Straddle Period beginning after the applicable Closing Date.

“Potential Contributor” is defined in Section 9.5(f)(viii).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the applicable Closing Date and that portion of any Straddle Period ending on the applicable Closing Date.

“Primary Leases” shall mean the leases, subleases and other use agreements pursuant to which Seller holds a leasehold, subleasehold or other occupancy right to the premises on which any of the Subleased Stores is operated, as specifically identified on Schedule 4.8(c)(i), and all amendments and modifications thereto.

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchased Assets” shall mean all of Seller’s right, title and interest in, to and under:

(a)           all Fixtures and Equipment;

(b)           all Assigned Leases;

(c)           all Pharmacy Records;

(d)           all Pharmacy Inventory (but only to the extent transferable in accordance with Law);

(e)           all Inventory;

(f)            all Permits (but only to the extent transferable in accordance with Law);

(g)           all operating agreements, service or maintenance agreements and license agreements, leases, subleases or similar agreements relating to any banking facilities, restaurants, concessionaires or other occupants of space in the Stores or otherwise associated with the Stores, which the applicable Buyer elects to assume, as specifically set forth on Schedule 1.6;

(h)           each In-Store Sublease that the applicable Buyer expressly elects to assume under Section 6.12;

(i)            all Owned Real Property;

(j)            all prepaid expenses, credits, advance payments, security, deposits, sums or fees (i) for which the applicable Buyer reimburses Seller or another party under Section 2.2 or (ii) previously paid to Seller in connection with an In-Store Sublease or Assigned Contract that is validly and effectively assigned to that Buyer under this Agreement that have not been properly applied by Seller prior to the applicable Closing;

(k)           all insurance benefits to the extent set forth in Section 10.16 or Section 10.17;

(l)            the Trade Name;

(m)          each Assigned Contract;

(n)           all Store Books and Records;

(o)           all telephone numbers and facsimile numbers dedicated solely to one or more of the Stores; and

(p)           all other assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), whether now existing or hereafter acquired prior to the applicable Closing Date, related to, used or held for use primarily in connection with the operation of the Stores, other than the Excluded Assets.

For the avoidance of doubt, “Purchased Assets” does not include any asset that becomes a “Carved-Out Asset” unless and until that “Carved-Out Asset” is later transferred to a Buyer at a Subsequent Closing under Section 3.1(c), at which point the “Carved-Out Asset” will be a “Purchased Asset.”

“Redemption Address” shall mean:

Attention: Joe Konopka

Roundy’s Supermarkets, Inc.

875 E. Wisconsin Ave.

Milwaukee, WI 53202

“Related Agreements” means each Asset Purchase Agreement, dated as of the date hereof, by and among Seller, Parent, certain other parties thereto and any of the following buyers: Jerry’s Enterprises Inc., JE West Saint Paul 2014 L.L.C., JE Lake Street 2014 L.L.C., JE Richfield 2014 L.L.C., Eagan 2014 L.L.C., Lakeville 2014 L.L.C., Diamond Lake 1994 L.L.C., JE Roseville Liquor 2014 L.L.C., Uppsala, LLC, and Lund Food Holdings, Inc.

“Related Store Amount” shall mean, with respect to a Related Store, an amount equal to the amount indicated for that Related Store on Exhibit H under the heading “Related Store Amount.”

“Related Stores” means the “Stores” being purchased or subleased pursuant to the Related Agreements.

“Required Consent” shall mean, the consent of the landlord to Store 8850, the landlord to Store 8861, and the landlord to Store 8815, each with respect to the transactions contemplated hereby (to the extent such transactions relate to Store 8850, Store 8861 or Store 8815, as applicable), substantially in the form previously agreed to by the applicable Buyer and Seller.

“Required Stores” shall mean the Stores and Related Stores listed on Schedule 1.7.

“Restricted Period” is defined in Section 6.17(a).

“Section 4204 Plans” is defined in Section 10.2(b).

“Seller” is defined in the opening paragraph of this Agreement.

“Seller Confidentiality Agreement” means the Joint Defense and Confidentiality Agreement, dated April 9, 2014, between Roundy’s, Inc., Baker Botts L.L.P., Kirkland & Ellis, LLP, SUPERVALU INC., Jerry’s Enterprises Inc., Lund Food Holdings Inc., Haug Enterprises, Inc., and Radermacher’s Fresh Market, terms of which are incorporated herein by reference.

“Seller Estoppel Certificate” shall mean an estoppel certificate with respect to a Lease or In-Store Sublease in the form attached hereto as Exhibit G.

“Seller Indemnitee” is defined in Section 9.5(b).

“Seller Marks” is defined in Section 6.5(a).

“Seller Real Property” means the Owned Real Property and the Leased Real Property.

“Seller’s Collective Bargaining Agreement” means any collective bargaining agreements, memorandums of understanding, or other agreements with any union, labor organization, or other representative of employees governing or relating to the terms and conditions of employment of  any Employee or Former Employee of the Seller and Parent.

“Settlement Requirements” is defined in Section 9.5(c).

“Store Books and Records” means all property inspections, maintenance logs, environmental surveys and reports concerning the condition of the Purchased Assets or the Stores, and similar records and reports.

“Store Purchase Price” shall mean, with respect to any Store, an amount equal to (i) the amount indicated for that Store on Exhibit A under the heading “Store Purchase Price,” plus (ii) the Inventory Purchase Price for that Store, plus (iii) the Pharmacy Inventory Purchase Price for that Store, plus (iv) the Buy-Out Cost of any Excluded Equipment for that Store, if applicable.

“Stores” shall mean the Assigned Stores and Subleased Stores.

“Straddle Period” shall mean any Tax period beginning before or on and ending after the applicable Closing Date.

“Sublease Termination Date” shall mean, with respect to any Subleased Store, the date indicated on Exhibit A under the heading “Sublease Termination Date.”

“Subleased Stores” shall mean the supermarket, liquor and pharmacy locations listed on Exhibit A under the heading “Subleased Stores.”  When used in reference to a particular Buyer, “Subleased Stores” shall mean the supermarket, liquor and pharmacy locations for which that Buyer is identified under the heading “Buyer” on Exhibit A.  “Subleased Stores” will not include any Store (i) that is excluded from the Transition Date Closings under Section 2.3(c) unless and until the Carved-Out Assets and Carved-Out Liabilities associated with that store are transferred to Buyer in a Subsequent Closing under Section 3.1(c), or (ii) that is otherwise excluded in accordance with Section 6.3(d), Article 8, or Section 10.16 or Section 10.17.

“Subleases” is defined in Section 3.2(d).

“Subsequent Closing” shall mean a closing of the transactions described in Section 3.1(c).  All transactions occurring at a Subsequent Closing shall be deemed to have occurred simultaneously, and no one transaction occurring at a Subsequent Closing shall be deemed to be complete until all transactions occurring at such Subsequent Closing are completed.

“Supplier Warranties” shall mean all vendor or supplier warranties and obligations related to the Excluded Inventory included in the Excluded Assets.

“Supplies” shall mean any and all of the supplies owned or leased by Seller which are located in or at the Stores and used primarily in the operation and conduct of the Business, including any office supplies, raw materials, wrapping and packaging items, containers and maintenance and janitorial supplies.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, gross income, branch profits, license, lease, payroll, employment, excise, severance, service, service use, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat, unclaimed property, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax, fee, assessment, or charge in the nature of a tax, including any interest, penalty or addition thereto, whether disputed or not, and “Tax” shall mean any one of them.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including estimated Taxes), including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean September 3, 2014.

“Third Party Claim” is defined in Section 9.5(c).

“Threshold Amount” is defined in Section 9.5(f)(ii)

“Tobacco” shall mean saleable tobacco inventory located in the Stores and owned by Seller.

“Tobacco Purchase Price” is defined in Section 6.13(b)(ii).

“Trade Name” shall mean (i) the “Rainbow Foods” trademark, trade name, trade dress, trade style, insignia, emblem, service mark, medallion mark and colors, décor, signage, and designs, (ii) Seller’s Internet domain name www.rainbowfoods.com and, if any, Seller’s “Rainbow Foods” Facebook, YouTube, Twitter and other social media pages dedicated to the “Rainbow Foods” brand and any related access passwords, excluding any content contained in such website or social media pages, and (iii) all rights under or in respect of such Intellectual Property covered in clauses (i) and (ii) above, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and the goodwill and going concern value, if any, arising from or related to the Business.

“Transition Date” for each Store shall mean the date that is reflected on Exhibit A under the heading “Transition Date”; provided that if the Transition Date would be during the Blackout Period, it shall instead be the date that is the same number of days reflected on Exhibit A under the heading “Transition Date” after the last day of the Blackout Period.

“Transition Date Closing” shall mean a closing of the transactions described in Section  2.1 and Section 3.1(b) on the applicable Transition Date.  All transactions occurring at a Transition Date Closing shall be deemed to have occurred simultaneously, and no one transaction occurring at any Transition Date Closing shall be deemed to be complete until all transactions occurring at that Transition Date Closing are completed.

“Transition Agreements” is defined in Section 8.13.

“UVBs” is defined in Section 10.2(h).

“WARN Act” shall mean the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., or any similar Law.

ARTICLE 2.
PURCHASE AND SALE OF ASSETS

2.1          Purchase and Sale of Assets.  On the terms and subject to the conditions of this Agreement (including Section 2.3(c), Section 6.3(d), ARTICLE 8, Section 10.16 and Section 10.17), (a) at the applicable Transition Date Closing (i) Seller will sell, convey, transfer, assign, and deliver to the applicable Buyer(s), or cause to be sold, conveyed, transferred, assigned, and delivered to the applicable Buyer(s), and each applicable Buyer will purchase and assume from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets in each case free and clear of any Liens other than Permitted Liens, and (ii) Seller will sublease to SVU its rights, title and interest in and to the premises that are the subject of the Primary Lease pursuant to the Sublease, and (b) in consideration thereof, Buyers shall (i) on the Measurement Date, deposit the Base Purchase Price into the Escrow Account established pursuant to the terms of the Escrow Agreement (which Base Purchase Price shall automatically be released to Seller (with no further action from the parties) from the Escrow Account on the applicable Transition Date, subject only to Section 10.17) and (ii) at the applicable Transition Date Closing, pay to Seller the Ancillaries Purchase Price and the applicable Buyer(s) will assume, as provided hereunder, only the Assumed Liabilities from Seller at the applicable Transition Date Closing.  Notwithstanding the foregoing or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to Buyers, (x) Seller is not selling, and no Buyer is purchasing, any Excluded Asset and (y) no Buyer is assuming or obligated to pay, perform or otherwise discharge any Excluded Liabilities, other than Carved-Out Assets and Carved-Out Liabilities that subsequently become Purchased Assets and Assumed Liabilities in accordance with this Agreement (which will be purchased and assumed in accordance with this Agreement).

2.2          Prorations; Prepaid Expenses.  Each of the following expenses related to the Leases and Stores shall be prorated as follows:

(a)           water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, merchants’ association dues, rents and other similar periodic charges under the Leases or with respect to the Stores shall be prorated between the applicable Buyer and Seller, effective as of the applicable Closing Date, based on the number of days included in the period covered by such periodic charges that fall prior to (which will be allocated to Seller) or from and after (which will be allocated to the applicable Buyer) the applicable Closing Date, and such Buyer, on the one hand, and Seller, on the other hand, shall promptly (but in any event within five business days) after any such amount is determined to be owed, pay such amount to any other party hereunder and, if any such amount is owed to a third party, the receiving party shall remit the entire amount owed to the appropriate recipient within the time frame required by the Lease or such other Contract.

(b)           At least five business days prior to the applicable Closing Date, Seller will deliver to the applicable Buyer a written statement setting forth Seller’s good faith calculation of all prepaid rents and any other credits, prepaid expenses, deferred charges, advance payments, and refundable security deposits paid under the Leases and prepaid items (including prepaid certificates of occupancy and other prepaid local business or license fees) that are used, held for use or intended to be primarily used in, or that arise primarily out of the operation or conduct of the Business, and that have been paid in respect of any Store prior to the applicable Closing Date for a period that extends beyond the applicable Closing Date, including the period covered by such prepayment, credit or deposit and attaching reasonably detailed supporting calculations thereof.  If a Buyer objects to all or a portion of Seller’s estimate, then the parties will use good faith efforts to resolve such objection. The applicable Buyer will reimburse Seller for the agreed-upon prorated portion of the payments, credits, deposits and other items set forth on Schedule 2.2(b) only to the extent applicable to, and for the benefit of that Buyer with respect to, a period ending after the applicable Closing Date.  If Seller receives a refund or any sum of money following the applicable Closing with respect to any of the prepaid expenses, credits and deposits and other items set forth on Schedule 2.2(b) attributable to a period after the applicable Closing Date, then Seller will promptly remit that amount to the applicable Buyer.

(c)           Seller shall (i) be solely obligated to return to the appropriate Person any refundable security deposit received and obligated to return with respect to any In-Store Sublease or any other Contract that is not validly and effectively assigned to a Buyer under this Agreement and (ii) at the applicable Closing, remit to the applicable Buyer the amount of any prepaid expenses, credits, advance payments, security, deposits, sums or fees previously paid to Seller in connection with an In-Store Sublease or Assigned Contract that is validly and effectively assigned to that Buyer under this Agreement that have not been properly applied by Seller prior to the applicable Closing.

2.3          Consents of Third Parties; Transfer Restrictions; Leased Equipment.

(a)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by Seller to assign or sell any Purchased Asset or to sublease or assign any rights under any Primary Lease or any claim or right or any benefit arising under or resulting from such Purchased Asset or Primary Lease if an attempted assignment, sale or sublease thereof would be in violation of Law or, without the consent of a third party, would (i) constitute a breach or other contravention of the rights of such third party, (ii) be ineffective with respect to any party to an agreement concerning such Purchased Asset or Primary Lease, (iii) confer on a third party the right to terminate an agreement concerning such Purchased Asset or Primary Lease or (iv) in any way adversely affect the rights of Seller or, upon transfer, the applicable Buyer under such Purchased Asset or Primary Lease.  If any transfer or assignment by Seller to, or any assumption by the applicable Buyer of, any interest in, or liability, or commitment under, any Purchased Asset or Primary Lease requires the consent of a third party, then such assignment, sale, sublease or assumption shall be made subject to such consent being obtained.  Neither Seller nor any of its affiliates shall be obligated to (A) pay any consideration to the Person from whom the consent or waiver is requested or (B) reimburse that Buyer for any consideration paid to such Person, in each case other than non-material fees of legal counsel.

(b)           Seller shall use its reasonable best efforts to obtain as promptly as practicable after the date hereof (i) Landlord Estoppel Certificates for each Lease, (ii) Seller Estoppel Certificates for each In-Store Sublease, and (iii) the Required Consents, in each case executed and delivered by the appropriate counterparties thereto; provided, however, that neither Seller nor any of its affiliates shall be obligated to (x) pay any consideration to the Person from whom any Required Consent or Landlord Estoppel Certificate is requested or (y) reimburse any Buyer for any consideration paid to such Person, in each case other than non-material fees of legal counsel.

(c)           In the event that a Required Consent is not obtained prior to the 60th day after the date hereof, any Buyer or Seller may elect, by written notice to the other delivered on or prior to such date, to delay the purchase of the Store (other than a Required Store) that such Required Consent relates to until (and, unless waived in writing by any Buyer, only if) such Required Consent is obtained.  If the Closing for such Store is delayed in accordance with the foregoing provisions of this Section 2.3, the Carved-Out Assets and Carved-Out Liabilities related to such Store shall not be sold, conveyed, transferred, assigned, or delivered to the applicable Buyer at the applicable Transition Date Closing and the Base Purchase Price deposited with the Escrow Agent on the Measurement Date shall, without duplication to the reduction effected in accordance with the definition thereof, be reduced by the Base Store Purchase Price for such Store.  If the purchase of such Store is delayed in accordance with the foregoing provisions of this Section 2.3, Seller shall, until the day that is sixty (60) days following the applicable Transition Date Closing (the “Cutoff Date”), continue to use reasonable best efforts to obtain the Required Consent for such Store, and the applicable Buyer shall cooperate in such efforts and be involved in discussions with such landlord regarding such Required Consent; provided, however, that neither Seller nor any of its affiliates nor any Buyer nor any of its affiliates shall be obligated to (x) pay any consideration to the Person from whom the Required Consent is requested or (y) reimburse the other for any consideration paid to such Person, in each case other than non-material fees of legal counsel.  If, and to the extent that, a Store is excluded from the Transition Date Closings because of the failure to obtain the Required Consent on or prior to the 60th day after the date hereof, but the Required Consent is obtained with respect to such Store thereafter but prior to the Cutoff Date or, prior to the Cutoff Date, the applicable Buyer waives in writing the requirement to obtain the Required Consent with respect to such Store, then (i) Seller shall sell, convey, transfer, assign, and deliver to the applicable Buyer, and such Buyer will purchase and assume from Seller, the Carved-Out Assets related to such Store, in each case free and clear of any Liens other than Permitted Liens, and (ii) such Buyer shall assume the Carved-Out Liabilities related to such Store, and (iii) all other applicable Closing deliveries with respect to such Store shall be delivered by each of such Buyer and Seller, as applicable, (including, for the avoidance of doubt, the payment by such Buyer to

Seller of the Store Purchase Price for such Store) at a Subsequent Closing under Section 3.1(c).  The purchase of a Required Store may not be delayed under this Agreement.

(d)           Schedule 2.3(d) sets forth a description of all Excluded Equipment that is subject to a buy-out option, the amount of such buy-out (for each such piece of Excluded Equipment, its “Buy-Out Cost”) and the other terms and conditions of such buy-out.  Within ten (10) business days following the date hereof, the applicable Buyer shall provide Seller with written notice setting forth a list of (i) any such Excluded Equipment that it desires to purchase and (ii) any such leased Equipment for which the applicable Buyer desires to assume the lease.  In the event that the applicable Buyer delivers written notice of its election to purchase or lease any or all of such Excluded Equipment in accordance with the terms of this Section 2.3(d), such Excluded Equipment that it so elects to purchase or lease shall automatically become Purchased Assets hereunder for all purposes (and all Liabilities associated with such Excluded Equipment that otherwise meet the requirements of “Assumed Liabilities,” to the extent arising after the applicable Closing, shall automatically become Assumed Liabilities hereunder for all purposes); provided that in no event shall Seller have any obligation to assign any lease to the extent such assignment requires the consent of a third-party hereunder.

2.4          Withholding.  Each Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as that Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided that such Buyer shall provide at least five business days’ advance written notice to Seller of any intention to withhold and deduct any amounts from the Base Purchase Price, Purchase Price or Store Purchase Price, as applicable, and shall cooperate with Seller to determine whether such withholding can be legally avoided or reduced. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3.
THE CLOSINGS; RELATED MATTERS

3.1          The Closings and Measurement Date.

(a)           Measurement Date. Unless this Agreement shall have been terminated pursuant to Section 10.3, the “Measurement Date” will be (i) the later of (a) July 7, 2014 and (b) the first business day after July 7, 2014 that is at least ten days following the date on which the last of the conditions set forth in ARTICLE 7 and ARTICLE 8 has been satisfied or waived in accordance with the terms of this Agreement (other than (A) any such conditions which by their terms or nature are not capable of  being satisfied until the Measurement Date or the applicable Transition Date Closing, as applicable, and (B) the conditions set forth in Section 8.6, Section 8.7, Section 8.8 or Section 8.13, but subject to the satisfaction or waiver of any such conditions described in clauses (A) and (B) on or prior to the Measurement Date or the applicable Transition Date Closing, as applicable), or (ii) on such other date or time as the parties may mutually determine.  To the extent any condition set forth in ARTICLE 7 or ARTICLE 8 has been satisfied or waived as of the Measurement Date for the Stores not excluded from the Transition Date Closings in accordance with Section 2.3(c), Section 6.3(d), ARTICLE 8, Section 10.16, or Section 10.17, then neither party may rely on the subsequent failure of that condition to be satisfied after the Measurement Date and prior to the applicable Transition Date Closing as a reason not to consummate the transactions contemplated by this Agreement at the applicable Transition Date Closing.  Without limiting the provisions of Section 2.1, Section 3.2, or Section 3.3, on the Measurement Date, Buyers will deposit the Base Purchase Price into the Escrow Account established pursuant to the terms of the Escrow Agreement.

(b)           Transition Date Closings. Each Transition Date Closing shall take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota at 10:00 a.m. local time on the applicable Transition Date.  Subject only to Section 10.17, on the applicable Transition Date, (i) the Base Purchase Price shall be released from the Escrow Account to Seller and (ii) the applicable Buyer shall pay to Seller the Ancillaries Purchase Price (without duplication) in immediately available funds by bank wire transfer to an account designated by Seller to Buyers in writing at least three business days before the applicable Transition Date.

(c)           Subsequent Closings.  If the purchase of any Carved-Out Assets and assumption of any Carved-Out Liabilities related to a Store (other than a Required Store) are delayed under Section 2.3(c), Section 6.3(d) or ARTICLE 8, the Subsequent Closing for the Carved-Out Assets and Carved-Out Liabilities related to that Store shall take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota at 10:00 a.m. local time on (i) the first business day that is at least ten days following the date on which the last of the conditions set forth in ARTICLE 7 and ARTICLE 8 with respect to such Store(s) has been satisfied or waived in accordance with the terms of this Agreement  (other than (A) any such conditions which by their terms or nature are not capable of being satisfied until the Subsequent Closing and (B) the conditions set forth in Section 8.6, Section 8.7, Section Section 8.8 or Section 8.13, but subject to the satisfaction or waiver of any such conditions described in clauses (A) and (B) on or prior to the Subsequent Closing) or (ii) on such other date and/or at such other time and/or place as the parties may mutually determine.  Without limiting the provisions of Section 2.1, Section 3.2, or Section 3.3, at each Subsequent Closing, the applicable Buyer shall deliver the Store Purchase Price related to the Store(s) being purchased and the Carved-Out Assets related to such Store(s) shall be transferred to, and the Carved-Out Liabilities related to such Store(s) shall be assumed by, such Buyer.

(d)           Subsequent Closing under a Related Agreement. If a “Subsequent Closing” occurs under a Related Agreement, then SVU will deliver to Seller at such Subsequent Closing the Related Store Amount for the Related Store subject to that Subsequent Closing, in immediately available funds by bank wire transfer to an account designated by Seller to SVU in writing at least three business days before the applicable “Closing Date” under that Related Agreement.

3.2          Deliveries by Seller and Parent.  On the Measurement Date (to be held in escrow and not to be released or deemed to have been delivered to the applicable Buyer until the applicable Closing) or the date of any Subsequent Closing, as applicable and except as specified below, Seller will deliver or cause to be delivered to the applicable Buyer or the Escrow Agent, as applicable (unless delivered previously or waived in writing by such Buyer) the following items or documents, each of which shall be duly executed as appropriate by its duly authorized representatives, as necessary:

(a)           a Bill of Sale, dated as of the applicable Closing Date, signed by Seller transferring legal and valid title to the personal property included in the Purchased Assets to be sold to the applicable Buyer at the applicable Closing, substantially in the form of Exhibit B;

(b)           original counterparts signed by Seller and/or Parent, as applicable, of an Assignment and Assumption Agreement, substantially in the form of Exhibit C, dated as of the applicable Closing Date, effecting the assignment to and assumption by the applicable Buyer of the Assigned Leases, the In-Store Subleases and any other Assigned Contracts that such Buyer expressly elects to assume with respect to the Stores to be transferred at the applicable Closing under this Agreement;

(c)           at the Measurement Date, an original counterpart signed by Parent of an Intellectual Property Assignment, dated as of the Transition Date, transferring all of Parent’s right, title and interest in and to the Trade Name to SVU, substantially in the form of Exhibit D;

(d)           original counterparts signed by Seller or Parent, as applicable, of a sublease agreement, dated as of the applicable Closing Date, in respect of each Primary Lease on a Store to be transferred at the applicable Closing, substantially in the form of Exhibit E, pursuant to which, Seller will sublease to SVU the real property subject to those Primary Leases from the applicable Closing until the applicable Sublease Termination Date (the “Subleases”);

(e)           (i) a fully executed Landlord Estoppel Certificate or Seller Estoppel Certificate for each Lease, as applicable and (ii) a fully executed Seller Estoppel Certificate for each In-Store Sublease, in each case dated as of the applicable Closing Date;

(f)            the compliance certificates referred to in Section 8.3;

(g)           a certification of non-foreign status duly executed by Seller or Parent, as applicable, dated as of the applicable Closing Date and satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2)(i);

(h)           an original limited warranty deed in statutory form, dated as of the applicable Closing Date, signed by Seller and properly notarized in form of Minnesota Uniform Conveyancing Blank 10.2.9 (2013), conveying the Owned Real Property to SVU subject to the Permitted Liens, together with an owner’s affidavit in the form of Minnesota Uniform Conveyancing Blank 50.1.3 (2011), resolutions of Seller authorizing the limited warranty deed (or other evidence reasonably acceptable to SVU’s title insurance company that Seller has authority to sign the deed), and the information required to complete an Electronic Certificate of Real Estate Value (ECRV) required by Minnesota Law, in each case in form and substance approved by Seller, such approval not to be unreasonably withheld;

(i)            the Escrow Agreement, dated as of the Measurement Date, signed by Seller; and

(j)            Lien release letters for all Liens relating to the Purchased Assets to be sold at the applicable Closing securing indebtedness for borrowed money, documenting the release of such Liens effective as of the applicable Closing.

3.3          Deliveries by Buyers.  At the Measurement Date (to be held in escrow and not to be released or deemed to have been delivered to Seller until the applicable Closing) or the date of any Subsequent Closing, as applicable and except as specified below, Buyers will deliver or cause to be delivered to Seller or the Escrow Agent, as applicable (unless delivered previously or waived in writing by Seller), the following items or documents, each of which shall be duly executed as appropriate by its duly authorized representatives, as necessary:

(a)           at the Measurement Date, the Base Purchase Price, in immediately available funds by bank wire transfer to the Escrow Account;

(b)           (i) at any Subsequent Closing, the Store Purchase Price for the Stores included in that Subsequent Closing in immediately available funds by bank wire transfer to an account designated by Seller to the applicable Buyer in writing at least three business days before the applicable Closing Date and (ii) at any “Subsequent Closing” under a Related Agreement, the aggregate Related Store Amount of all Related Stores included in that Subsequent Closing in immediately available funds by bank wire transfer to an account designated by Seller to SVU in writing at least three business days before the applicable Closing Date;

(c)           the compliance certificate referred to in Section 7.3;

(d)           original counterparts signed by the applicable Buyer to each Assignment and Assumption Agreement referenced in Section 3.2(b);

(e)           original counterparts signed by SVU to the Subleases;

(f)            a list of all Employees to whom Buyers have made an offer of employment as of the Measurement Date, in the case of the Transition Date Closings, or the Closing Date of any Subsequent Closing; and

(g)           the Escrow Agreement, dated as of the Measurement Date, signed by Buyers and the Escrow Agent.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER

Each of Parent and Seller hereby represents and warrants to each Buyer (in each case, to the extent such representation or warranty relates to Parent or Seller, as applicable) that:

4.1          Organization.  Seller is a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Wisconsin and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Parent is a corporation duly organized and validly existing and in good standing under the Laws of the State of Wisconsin and has all requisite corporate power to enter into this Agreement and the other documents, certificates and instruments contemplated hereby to which Parent is a party and to perform its obligations hereunder and thereunder. Each of Seller and Parent is duly qualified to do business as a foreign Person and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or in good standing, other than any failures to be so qualified or in good standing that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

4.2          Authorization; Enforceability.  The execution, delivery and performance by each of Seller and Parent of this Agreement, the Ancillary Agreements, and of all of the documents, certificates and instruments contemplated hereby and thereby to which Seller or Parent, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby by Seller or Parent, as applicable, are within the limited liability company powers of Seller and the corporate powers of Parent, as applicable, and have been duly authorized by all necessary limited liability company and other action of Seller and all corporate and other action of Parent, as applicable.  This Agreement is, and the Ancillary Agreements and other documents, certificates and instruments contemplated hereby and thereby to which Seller or Parent, as applicable, is a party will be, when executed and delivered by the parties thereto, the legal, valid and binding obligations of Seller or Parent, as applicable, enforceable against Seller or Parent, as applicable, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (whether considered at a proceeding in equity or at law), as applicable.

4.3          No Conflict or Violation.  Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement, the Ancillary Agreements, and the documents, certificates and instruments contemplated hereby and thereby by Seller or Parent, as applicable, nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the organizational documents of Seller or Parent, as applicable, (b) a violation by Seller or Parent of any applicable Law, or any event which with the giving of notice, lapse of time, or both, would result in any such violation, (c) a material breach of, default under, or conflict with, or require any notice or other action pursuant to, any term or provision of any material Contract to which Seller or Parent is a party (including the Leases, In-Store Subleases and any other Contract regarding the Stores) or applicable Permit or an event which with notice, lapse of time or both would result in any such breach or default, or (d) imposition of any Lien upon any of the Purchased Assets, other than a Permitted Lien.  To Seller’s Knowledge, each of the Lease Non-Disturbance Agreements is valid, binding and in full force and effect in all material respects and is enforceable by Seller in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (whether considered at a proceeding in equity or at law), as applicable.

4.4          Title to Purchased Assets.

(a)           Schedule 4.4(a) sets forth a description, by Store at which the same is located, of (i) each item of Excluded Equipment and (ii) any piece of Fixtures and Equipment with a fair market value of $1,000 or more.

(b)           Seller or Parent, as applicable, has legal and valid fee title to, or a valid leasehold interest in, all Seller Real Property and a legal and valid title to, or a valid leasehold interest in, all other Purchased Assets, in each case free and clear of any and all Liens, except for Permitted Liens, and there are no Liens against Seller’s or Parent’s interest in the Leases, except for Permitted Liens.  Except for the Excluded Assets, (i) the Purchased Assets constitute all of the material assets used in the conduct of the Business as currently conducted, and (ii) the Purchased Assets associated with each Store constitute all of the material assets used in the conduct of the Business at that Store as currently conducted.

(c)           The Inventory and the Pharmacy Inventory has been maintained, stored, and handled in accordance with applicable Law and in a manner consistent with customary industry practice.

4.5          No Litigation or Consents.  Except as set forth on Schedule 4.5(i), as of the date hereof, there is no Action pending or, to the Knowledge of Seller or Parent, threatened against Seller or Parent or any of their respective affiliates, and none of Seller, Parent or any of their respective affiliates has received written notice with respect thereto, (a) relating to this Agreement, the Ancillary Agreements, or any of the documents, certificates and instruments contemplated hereby or thereby to which Seller or Parent is a party or the transactions contemplated herein or therein or (b) relating to the Purchased Assets, the Assumed Liabilities, or the Business.  There are no settlement agreements or similar written agreements with any Governmental Authority, and there are no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting Seller, Parent or any of their respective affiliates (a) relating to this Agreement, the Ancillary Agreements, or any of the documents, certificates and instruments contemplated hereby or thereby to which Seller or Parent is a party or the transactions contemplated herein or therein or (b) relating to the Purchased Assets, the Assumed Liabilities, or the Business.  Except as set forth on Schedule 4.5(ii), no Consent of or notice to any other Person and no Consent, license, Permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority or other Person is required by Seller, Parent or any of their respective affiliates in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Ancillary Agreements, or any of the documents, certificates and instruments contemplated hereby or thereby to which Seller is a party or the transactions contemplated herein or therein.

4.6          Compliance with Law; Permits.

(a)           Seller and Parent and their respective conduct of the Business and use of the Purchased Assets and the Seller Real Property, as applicable, are and since January 1, 2013, have been, in material compliance with all Laws applicable to the Business and the operation of the Stores and, to Seller’s Knowledge, are not under investigation with respect to any material violation of any such Laws.  Since January 1, 2013, none of Seller, Parent or any of their respective affiliates has received any written notice of a condition that remains unremediated or that Seller’s or Parent’s conduct of the Business or use of the Purchased Assets or of the Seller Real Property materially violates any Law.

(b)           Schedule 4.6(b) sets forth a list of all material Permits, including the expiration date of each.  The Permits set forth on Schedule 4.6(b) are valid and in full force and effect and all material fees and charges due with respect to the Permits set forth on Schedule 4.6(b) have been paid in full.  To the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.6(b).

4.7          Taxes.  Except as set forth on Schedule 4.7:

(a)           Tax Returns.  All Tax Returns required to be filed by or on behalf of Seller and Parent with respect to the Business and the Purchased Assets have been timely filed with the appropriate taxing authority.  All Taxes due and owing by Seller and Parent with respect to the Business and the Purchased Assets have been timely paid in full.  Neither Seller nor Parent is the beneficiary of any extension of time within which to file any Tax Return relating to the Business and the Purchased Assets.  Each of Seller and Parent has withheld and paid all material Taxes related to the Purchased Assets and the Business required to have been withheld and paid.

(b)           Foreign Persons.  Neither Parent nor Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(c)           Audits, Investigations and Claims.  No material dispute or claim in respect of Taxes relating to the Business or the Purchased Assets has been claimed, proposed or assessed in writing by any taxing authority.  There are no pending or ongoing audits of federal, state or local Tax Returns relating to the Business or the Purchased Assets.  Any deficiency asserted or assessment made against Seller or Parent by any Taxing authority has been paid in full.

(d)           Liens.  There are no Liens for Taxes (other than Permitted Liens) on any of the Purchased Assets and, to Seller’s Knowledge, no Taxing authority is in the process of imposing a Lien for Taxes (other than Permitted Liens).

(e)           Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including Tax indemnity arrangements) to which Seller or Parent is a party or for which Seller or Parent may be indirectly liable that affects the Purchased Assets.

4.8          Real Property.

(a)           Schedule 4.8(a) sets forth the address of each parcel of Seller Real Property.

(b)           Seller has good and marketable indefeasible fee simple title to the Owned Real Property free and clear of all Liens, except for Permitted Liens.  Seller has not leased or otherwise granted to any Person the right to use or occupy any Seller Real Property or any portion thereof except pursuant to the In-Store Subleases.  Except as provided in this Agreement with respect to SVU, there are no outstanding options, repurchase rights or rights of first refusal to purchase or lease the Owned Real Property.

(c)           True, complete and correct copies of the Leases have been made available to Buyers (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).  Schedule 4.8(c)(i) sets forth a complete list of the leased Stores, including the date of the applicable Lease and the name of the lessor thereof.  Each such Lease is in full force and effect and constitutes a legal, valid and binding obligation of Seller or Parent, as applicable and, to the Knowledge of Seller, the other parties thereto subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (whether considered at a proceeding in equity or at law).  Except as set forth in Schedule 4.8(c)(ii), no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Except as set forth in Schedule 4.8(c)(ii), there are no material disputes pending or, to the Knowledge of Seller or Parent, threatened under any Lease.  No rent under any Lease has been paid for more than 30 days in advance of the day on which the rental installment is payable.  In each case, except as set forth in Schedule 4.8(c)(ii), Seller or Parent, as applicable, as tenant, is in actual and peaceable possession of the Leased Real Property.  Except as listed in Schedule 4.8(c)(iii):  (1) neither Seller nor Parent is currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any of the Leases, except for CAM reconciliations listed on Schedule 4.8(c)(iv); (2) there is no purchase option, right of first refusal, first option or other right held by Seller or Parent with respect to, or any real estate or building affected by, any of the Leases, that is not contained within such Lease; and (3) neither Seller nor Parent has exercised any option or right to terminate any of the Leases or to purchase the real property subject to any of the Leases.

(d)           True, complete and correct copies of the In-Store Subleases have been made available to Buyers (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).  Other than the In-Store Subleases, there are no other license agreements, leases, subleases, or any other agreements permitting occupancy of any part of the Seller Real Property.  No rent under any In-Store Sublease has been paid for more than 30 days in advance of the day on which the rental installment is payable.  None of Seller, Parent, nor any of their respective affiliates has sent or received any written notice of a material default or breach under any In-Store Sublease which remains uncured or unwaived.  To the Knowledge of Seller, there is no material default under any In-Store Sublease except as identified on Schedule 4.8(d).

(e)           None of Seller, Parent nor any of their respective affiliates has received any written notice of, material default or breach under any Lease which remains uncured or unwaived.  There are no material defaults or breaches on the part of Seller, Parent, or, to the Knowledge of Seller, any other party under any Lease (unless such default or breach is capable of being cured and is cured and accepted by the appropriate party to such Lease prior to the applicable Closing) nor does there exist any event, condition, or occurrence which, with the giving of notice or the lapse of time or both, would constitute any other default or breach under any such Lease.  None of Seller, Parent or any of their respective affiliates owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.  The other party to any Lease is not an affiliate of Seller or Parent.  To Seller’s Knowledge, no security deposit or portion thereof deposited with respect any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

(f)            Except as set forth on Schedule 4.8(f), Seller has not sent a notice of material default to any counterparty under any Lease which remains uncured or unwaived and, to the Knowledge of Seller no event has occurred, which, with notice or the passage of time, or both, would constitute a material default by the counterparty to any Lease.

(g)           Except as set forth on Schedule 4.8(g), all of the Fixtures and Equipment, buildings, structures, improvements, appurtenances, mechanical and other physical systems (including utility service) situated on or constituting part of each Seller Real Property are in operating condition in all material respects, normal wear and tear excepted.  To Seller’s Knowledge, there are no (i) material structural deficiencies or latent defects affecting any such Fixtures and Equipment, buildings, structures, improvements, appurtenances, mechanical and other physical systems or (ii) facts or conditions affecting any such Fixtures and Equipment, buildings, structures, improvements, appurtenances, mechanical and other physical systems which would, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use or occupancy of the Stores in the operations of the Business.

(h)           Except as set forth on Schedule 4.8(h), to the Knowledge of Seller, there is no pending or threatened governmental proceeding or any other fact or condition which would purport to materially limit or would result in the termination of any Seller Real Property’s access to and from public streets.  None of the Seller Real Property is dependent for its access to and from public streets on any land, building, improvement or other real property interest which is not included in the Seller Real Property.  Except as set forth on Schedule 4.8(h), to the Knowledge of Seller, there is no pending or threatened proceeding regarding condemnation or other eminent domain proceeding affecting any Seller Real Property or any sale or other disposition of any Seller Real Property in lieu of condemnation.

4.9          No Broker.  Except for any fees to be paid to Moelis & Company (for which Seller or one of its affiliates shall be solely responsible), none of Parent, Seller or any of their respective affiliates has any Liability for any brokers’ or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement, and none of Parent, Seller or any of their respective affiliates has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement.

4.10        Environmental Matters.  Except as set forth on Schedule 4.10:

(a)           Seller has operated the Stores at all times in material compliance with all Environmental Laws.

(b)           Seller has not received any written notification of any allegation of any actual or potential responsibility for any disposal, release or threatened release at or from the Seller Real Property of any Hazardous Substance that has not been satisfied or resolved in full compliance with Environmental Laws.  Seller has not received on or after January 1, 2009 any written notice of material default or breach under any Environmental Law in connection with the operation of the Business which remains uncured or unwaived.

(c)           Except as disclosed in the Phase I environmental reports or environmental documents made available to Buyers for review at Seller’s home office, there have been no releases by Seller or, to Seller’s Knowledge, any other party at, under, or about the Seller Real Property in quantities that could trigger the need for remediation pursuant to Environmental Laws and, to Seller’s Knowledge, (A) the Seller Real Property has not previously been used as a landfill or as a dump for garbage or refuse, (B) no Hazardous Substances have been released into the environment or discharged at, on, from or under the Seller Real Property in violation of Environmental Laws, and (C) no portion of  any Seller Real Property contains any Hazardous Materials in violation of any Environmental Laws, including any asbestos or asbestos containing materials, polychlorinated biphenyls and radon, except for Hazardous Materials of the type and quantity typically used for the operation of businesses similar to the Business.

(d)           To Seller’s Knowledge, there are no writs, injunctions, decrees, orders, judgments or written agreements (other than Permits) entered into or issued by any Governmental Authority which regulate, obligate or bind Seller with respect to Environmental Laws with respect to any of the Stores.

(e)           Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Substances, at or from the Seller Real Property or the Purchased Assets in a manner that has given or would give rise to any Liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

(f)            Seller has made available to Buyers for review at Seller’s home office, all environmental audits, reports and other material environmental documents relating to the Purchased Assets or with respect to the Business which are in its possession or under its reasonable control.

(g)           Except as set forth on Schedule 4.10(g), to Seller’s Knowledge, there are no above-ground or underground storage tanks at any Seller Real Property.

(h)           No administrative orders or notices, consent orders, agreements, litigation or settlement with respect to any Hazardous Substances is in existence with respect to any Seller Real Property or, to Seller’s Knowledge, is proposed, threatened or anticipated.  To Seller’s Knowledge, no investigation with respect to Hazardous Substances is proposed, threatened or anticipated in respect to any Seller Real Property.  No Seller Real Property is currently on and, to Seller’s Knowledge has never been on, any federal or state “Superfund,” or “Superlien” list, and Seller is not aware that any Seller Real Property is anticipated or threatened to be placed on any such list.

4.11        Financial Reports.

(a)           Schedule 4.11 sets forth for each Store (a) weekly sales and script count for 2012, 2013 and year-to-date through March 29, 2014, and (b) common area maintenance, utilities and property taxes in 2012 and 2013 and the pro-rata calculation methodology thereof for each Store.  The data set forth in Schedule 4.11 has been compiled from Seller’s records and is what is used by Parent in compiling its consolidated income statement for such periods.

(b)           Solely for purposes of determining whether SVU is required to file audited financial statements for the Stores with respect to the year ended December 28, 2013 under Item 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Seller has provided to Buyers the earnings before interest and taxes (EBIT) of each Store for the year ended December 28, 2013 as well as allocations of non-Store costs for the year ended December 28, 2013, including selling, general and administrative expenses and interest expense, which allocations were calculated on a reasonable basis under GAAP as provided therein.

4.12        Contracts.  Schedule 4.12 contains a complete and accurate list of each Contract that will be assigned to and assumed by a Buyer under this Agreement (collectively, the “Assigned Contracts”).  Each Assigned Contract (a) is in full force and effect and is the legal, valid and binding obligation of Seller or Parent, as applicable, (b) is enforceable against Seller or Parent, as applicable, in accordance with its terms, except (a) or (b) may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered at a proceeding in equity or at law), (c) to Seller’s Knowledge, is the legal, valid and binding obligation of the other parties thereto and (d) neither Seller nor Parent nor, to Seller’s Knowledge, any of the other parties to any such Assigned Contract is, or is alleged to be, in material breach, violation or default, and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute a material breach, violation, or default by any such party or permit termination, material modification or acceleration by the other parties, under such Assigned Contract.

4.13        Intellectual Property.

(a)           Parent is the exclusive owner of and has good and valid title to the Trade Name, free and clear of all Liens, other than Permitted Liens. The Trade Name is subsisting, unexpired, in full force and effect and has not been abandoned and no Action exists that challenges the legality, validity, or enforceability of Parent’s ownership of or right to use the Trade Name.

(b)           Except as disclosed on Schedule 4.13(b):

(i)            To the Knowledge of Seller and Parent, neither Seller’s conduct of the Business nor Seller’s use of the Purchased Assets has infringed, misappropriated or otherwise conflicted with an Intellectual Property right of any Person.  Neither Seller nor Parent has Knowledge of any existing facts or circumstances that indicate a reasonable possibility of any of the foregoing and neither Seller nor Parent has received any notices regarding any of the foregoing, including, without limitation, any demands or offers to license Intellectual Property from any Person.

(ii)           To the Knowledge of Seller and Parent, no Person has infringed, misappropriated, or otherwise conflicted with the Trade Name and neither Seller nor Parent has Knowledge of any facts that indicate a reasonable possibility of any of the foregoing.

4.14        Employment and Labor Matters. With respect to any Employees, Former Employees, independent contractors and consultants performing or previously performing services for Seller at or in connection with any of the Stores:

(a)           Except as would not result in a Liability to any Buyer after the Closing, Seller has no direct or indirect liability, whether actual or contingent, with respect to any misclassification of any such individual as an independent contractor rather than as an employee or as exempt rather than non-exempt from an employer’s obligation to pay overtime, or with respect to any employee leased from another employer, and no individual who has performed services for Seller at or in connection with the Stores has been improperly included or excluded from participation in any benefit plan sponsored by Seller.  All individuals performing services for Seller, or at Seller’s direction, at or in connection with any of the Stores who are classified as independent contractors are listed on Schedule 4.14(a), with a summary of the services provided by each.

(b)           No Buyer will incur any liability under the WARN Act or any other similar foreign, state, or local Law as a result of any layoffs or other employment terminations made by Seller since January 1, 2011.

(c)           Except as described on Schedule 4.14(c), none of the Employees of Seller at any of the Stores are covered by any collective bargaining agreement, and there is no agreement with any union or labor organization affecting Seller or Seller’s Employees at any of the Stores.  Seller has made or will timely make after the applicable Closing all contributions to any multiemployer pension or welfare benefit plan as required by Seller’s Collective Bargaining Agreements with respect to work performed before the applicable Closing and has timely transferred or will timely transfer after the applicable Closing all union dues or other payments withheld from employee compensation with respect to work performed before the applicable Closing.

4.15        Multiemployer Pension Plans.

(a)           For each multiemployer pension plan (as defined in ERISA Section 4001(a)(3)) to which Seller or any of its affiliates has, or within the past six years had, an obligation to contribute with respect to the Business or the Purchased Assets, Seller has provided Buyers with copies of all material correspondence from each multiemployer pension plan relating to its funded status under the Pension Protection Act for the most recent plan year, relating to or describing the existence of any minimum funding violation or application for waiver of a minimum funding violation, or relating to any rehabilitation plan or default plan adopted under such Pension Protection Act, and with one of the following:

(i)            a copy of a letter from the administrator of the multiemployer pension plan setting forth the estimated withdrawal liability which would be imposed by the multiemployer pension plan if the Seller or its affiliate, as applicable, were to withdraw from the multiemployer pension plan in a complete withdrawal, as of the most recently-obtained information, and the factors and methods used to determine such estimate; or

(ii)           a copy of the most recently-available Form 5500 and/or actuarial report of the multiemployer pension plan, which sets forth the actuarial assumptions used in determining the present value of unfunded vested benefits for withdrawal liability purposes, and which shows that the multiemployer pension plan had no unfunded vested benefits for withdrawal liability purposes as of the date of such report or form; or

(iii)          a copy of a letter from the administrator of the multiemployer pension plan or the most recently-available actuarial report of the multiemployer pension plan, which sets forth the allocation method used by the multiemployer pension plan under Section 4211 of ERISA, the present value of unfunded vested benefits of the multiemployer pension plan for withdrawal liability purposes as of each plan year relevant under such allocation method, and the total employer contributions (net of withdrawn employers) for each such relevant plan year, and a listing by relevant plan year of the total contributions to the multiemployer pension plan which the Seller and all of its affiliates were obligated to make for such plan year.

(b)           Except as disclosed in Schedule 4.15(b), neither Seller, nor any of its affiliates has incurred a withdrawal (either complete or partial) (as defined in section 4203 or 4205 of ERISA) from any multiemployer pension plan with respect to the Purchased Assets.

4.16        Pharmacy Operations. The Pharmacy Records are true, accurate and complete in all material respects and have been maintained in compliance with all applicable Laws in all material respects and accurately reflect the prescription sales and transactions of each Store.

4.17        Insurance. Each insurance policy maintained by Seller, the proceeds of which could potentially be assigned to a Buyer under Section 10.16 or Section 10.17, are in full force and effect, and all premiums with respect thereto for all periods up to and including the Effective Time of Closing will have been paid.

4.18        Solvency. Assuming (a) the accuracy of the representations and warranties of Buyers contained in this Agreement and (b) the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with by Buyers, Parent shall be able, on a consolidated basis with its subsidiaries, to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, Parent shall have, on a consolidated basis with its subsidiaries, adequate capital to carry on its businesses and fulfill the obligations of Parent and Seller under this Agreement.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent.

4.19        No Other Representations.  Except for the representations and warranties expressly set forth in this Agreement (as modified by the Schedules hereto), the Ancillary Agreements, or any of the documents, certificates and instruments contemplated hereby or thereby to which Seller or Parent and any Buyer are parties, neither Seller nor any of its affiliates, representatives or agents makes any other representation or warranty, express or implied, with respect to the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, the Ancillary Agreements, or any of the documents, certificates or instruments contemplated hereby or thereby to which Seller or Parent is a party, and Seller and Parent expressly disclaim, and each Buyer agrees it is not relying on, any other representations or warranties (written or oral), whether made by Seller or any of its affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer hereby represents and warrants to Seller (in each case, to the extent such representation or warranty relates to that Buyer) that:

5.1          Organization.  (a) SVU is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware, (b) SVU Pharmacies is a corporation duly organized and validly existing and in good standing under the Laws of the State of Minnesota, and (c) SVU Gold is a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Delaware, and each such Buyer has all requisite corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.  Each Buyer is duly qualified to do business as a foreign Person and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified and in good standing, other than any failures to be so qualified or in good standing that, individually or in the aggregate, have not had or would not reasonably be expected to materially and adversely impair that Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.2          Authorization; Enforceability.  The execution, delivery and performance by each Buyer of this Agreement, the Ancillary Agreements, and of all of the documents, certificates and instruments contemplated hereby or thereby to which such Buyer is a party and the consummation of the transactions contemplated hereby and thereby by such Buyer are within the corporate or limited liability company powers of that Buyer, as applicable, and have been duly authorized by all necessary corporate or limited liability company and other action of Buyer, as applicable.  This Agreement is, and the Ancillary Agreements and the other documents, certificates and instruments contemplated hereby and thereby to which each Buyer is a party will be, when executed and delivered by the parties thereto, the legal, valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (whether considered at a proceeding in equity or at Law), as applicable.

5.3          No Conflict or Violation.  Neither the execution and delivery of this Agreement, the Ancillary Agreements and the documents, certificates and instruments contemplated hereby and thereby by each Buyer, nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the organizational documents of such Buyer, (b) a violation by such Buyer of any applicable Law, or any event which with the giving of notice, lapse of time, or both, would result in any such violation or (c) a material breach of, default under, cause any rights or obligations to accelerate under or conflict with any term or provision of any material Contract or applicable Permit an event which with notice, lapse of time, or both, would result in any such breach or default, in each case that, individually or in the aggregate, would materially and adversely impair such Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.4          No Litigation or Consents.  There is no Action pending or, to the Knowledge of Buyer, threatened against or affecting Buyers or any of their affiliates, and no Buyer nor any of its affiliates has received written notice with respect thereto, relating to this Agreement, the Ancillary Agreements, or any of the documents, certificates and instruments contemplated hereby or thereby to which a Buyer is a party or the transactions contemplated herein or therein which, individually or in the aggregate, would reasonably be expected to materially and adversely impair such Buyer’s ability to consummate the transactions contemplated by this Agreement.  There are no settlement agreements or similar written agreements with any Governmental Authority, and there are no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting Buyers or any of their affiliates relating to this Agreement, the Ancillary Agreements, or any of the documents, certificates and instruments contemplated hereby or thereby to which a Buyer is a party or the transactions contemplated herein or therein which, individually or in the aggregate, would reasonably be expected to materially and adversely impair such Buyer’s ability to consummate the transactions contemplated by this Agreement. Except for the Permits necessary for the operation of the Business by Buyers post-Closing and as provided on Schedule 5.4, no material consent of or notice to any other Person and no material consent, license, Permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority or other Person is required by any Buyer or any of its affiliates in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Ancillary Agreements, or any of the documents, certificates and instruments contemplated hereby or thereby to which such Buyer is a party or the transactions contemplated herein or therein.

5.5          No Broker.  No Buyer nor any of its affiliates has any Liability for any brokers’ or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement and no Buyer nor its affiliates has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement.

5.6          Financial Capabilities.  From and after the date hereof, Buyers will have funds on hand or other sources of immediately available funds (or unconditional commitments therefor) to pay the Aggregate Purchase Price and any other fees and expenses contemplated hereby and to fulfill their other obligations hereunder when required hereunder.  Assuming the accuracy in all material respects of the representations and warranties of Seller  and Parent set forth in this Agreement and after giving effect to the payment of the Aggregate Purchase Price and assuming material compliance with each covenant and agreement of Seller and Parent contained herein, Buyers (taken as a group) are and will be solvent and able to pay their debts as they become due, and own, or will own as of the Measurement Date, the applicable Transition Date Closing or any Subsequent Closing, as applicable, assets that have both a fair value and a fair saleable value in excess of the amount required to pay their debts as they become due.  Immediately after giving effect to the transactions contemplated by this Agreement, Buyers (taken as a group) shall have adequate capital to carry on their businesses.

5.7          No Other Representations or Warranties.

(a)           Except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements, or any of the documents, certificates and instruments contemplated hereby or thereby to which any Buyer and Seller or Parent are parties, each party acknowledges that no other party hereto nor any of its affiliates or any other Person makes or has made any other express or implied representation or warranty with respect to the Purchased Assets, the Primary Leases, the Assumed Liabilities or otherwise or with respect to any information provided to Buyers or any of their affiliates, agents or representatives or otherwise in connection with the transactions contemplated hereby, whether on behalf of Seller or such other Persons.  FOR THE AVOIDANCE OF DOUBT, EACH BUYER ACKNOWLEDGES THAT, OTHER THAN AS SET FORTH HEREIN, NONE OF SELLER OR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF ANY OF THE PURCHASED ASSETS OR THE SUBLEASED STORES.  Except for the express representations and warranties contained in this Agreement, the Purchased Assets to be transferred, and rights with respect to the Subleased Stores hereunder (to the extent provided under the Subleases), will be transferred “as is, where is,” in their present condition and state of repair.

(b)           Nothing in this Section 5.7 or elsewhere in this Agreement shall limit the rights of any Buyer to rely on or enforce the representations, warranties, covenants and agreements of Seller or Parent contained in this Agreement, the Ancillary Agreements, or any other agreement entered into in connection herewith or therewith.

ARTICLE 6.
COVENANTS

6.1          Conduct of Seller’s Business Pending the Closings.

(a)           Except as consented to in writing by the applicable Buyer (which consent shall not be unreasonably withheld) and except (x) in connection with the execution, delivery and performance of this Agreement and the Related Agreements, or (y) as set forth on Schedule 6.1(a), from the date hereof until the applicable Closing Date, Seller will not nor will it commit to:

(i)            transfer or relocate any Fixtures and Equipment included in the Purchased Assets from any Store to any other location, other than removals of obsolete Fixtures and Equipment in the ordinary course of Business; provided that the same are replaced with Fixtures and Equipment of equal or greater value and utility;

(ii)           amend, or terminate, expand or extend, any Lease or Assigned Contract, or enter into any new lease, sublease, occupancy agreement or Contract that will be binding on any Buyer or the Purchased Assets;

(iii)          sell, lease, transfer, assign or otherwise dispose of any interest in any of the Purchased Assets other than Inventory in the ordinary course of business taking into consideration the mutually agreed-upon winding down of Inventory at the Stores by Seller;

(iv)          fail to pay any material Tax with respect to the Business and the Purchased Assets as it becomes due and payable;

(v)           make or permit to be made any material alterations, improvements or additions to any Store or any Seller Real Property, except in the ordinary course of Business;

(vi)          grant or otherwise create or consent to the creation of any easement, restriction, covenant, Lien or assessment affecting any of the Purchased Assets, other than a Permitted Lien granted in the ordinary course of Business;

(vii)         apply for or consent to any change or modification with respect to the zoning, development or use of any Seller Real Property;

(viii)        materially increase the annual level of compensation of any Employee;

(ix)          transfer any Employee from a Store to another store operated by Seller other than in the ordinary course of Business or in the case of an emergency provided Seller provides notice to the applicable Buyer;

(x)           enter into any agreement or arrangement with the Employees or any union, labor organization, or other representative of the Employees that would reasonably be expected to adversely impact any Buyer;

(xi)          increase, terminate, amend or otherwise modify any Benefit Arrangement or Plan for the benefit of the Employees, except as required by Law or any Contract to which Seller or any of its affiliates is responsible;

(xii)         other than as necessary to complete the transactions contemplated herein, amend, terminate, expand or extend any of Seller’s Collective Bargaining Agreements; or

(xiii)        materially and outside the ordinary course of business change its methods or practices with respect to retail pricing, cost complement, promotions, coupon offers, or advertising, taking into consideration the mutually agreed-upon winding down of Inventory at the Stores by Seller.

(b)           Except as consented to in writing by the applicable Buyer (which consent shall not be unreasonably withheld) and except (x) in connection with the execution, delivery and performance of this Agreement and the Related Agreements, or (y) as set forth on Schedule 6.1(b), from the date hereof until the applicable Closing Date, Seller shall:

(i)            operate the Business in the ordinary course, consistent with past practice, taking into consideration the mutually agreed-upon winding down and cessation of operations of the Stores by Seller, including Seller’s methods or practices with regard to retail pricing, cost complement, promotions, coupon offers and advertising;

(ii)           maintain the Purchased Assets and Stores in normal operating condition in the ordinary course of business;

(iii)          upon any damage, destruction or loss to any Purchased Asset, Seller shall take such actions as required by Section 10.16 or Section 10.17, as applicable;

(iv)          perform in all material respects its obligations under the Leases and any Assigned Contract;

(v)           maintain any existing insurance policies covering the Seller Real Property, the improvements on the Seller Real Property, the Stores and the Purchased Assets;

(vi)          preserve and maintain all material Permits; and

(vii)         promptly upon becoming aware of same, notify the applicable Buyer of any casualty occurring on any Seller Real Property and of any litigation, arbitration or proceeding affecting any Seller Real Property or the Purchased Assets or the Assumed Liabilities, and shall deliver to the applicable Buyer a copy of any notice of material amendment, any notice or claim of material violation from any Governmental Authority, and any notice of any taking or threatened taking by a Governmental Authority affecting or relating to any Seller Real Property or the Assumed Liabilities, and will promptly advise the applicable Buyer in writing if otherwise becoming aware of any such matters.  Seller shall promptly (within two business days of receipt) notify the applicable Buyer of any correspondence Seller receives from any other party that has or is reasonably likely to have a material adverse impact on any Leased Real Property, the transactions contemplated hereby or the Purchased Assets or the Assumed Liabilities.

(c)           Notwithstanding anything in this Section 6.1 to the contrary, nothing herein shall restrict the conduct by Seller of its other businesses and assets that are not transferred pursuant to this Agreement and do not materially relate to or materially impact the Business, the Purchased Assets or the Stores.  Nothing contained in this Agreement will give any Buyer, directly or indirectly, the right to control or direct the operations of the Stores prior to the Effective Time of Closing.

6.2          Access. Subject to Section 6.6, for purposes reasonably related to the transactions contemplated by this Agreement, prior to the last Closing, Seller shall afford Buyers, their financing sources, and their counsel, accountants, consultants and other representatives such access during reasonable times and at Buyers’ expense to the Stores and Seller Real Property and any landlords therefor, and shall promptly (and in any event within five business days after a request therefor) provide such financial and other information regarding the Stores (including property management system asset listings or reports), in each case as Buyers shall from time to time reasonably request and to the extent Seller or an affiliate thereof has such information under its control or possession and reasonably available (without the incurrence of significant cost or expense to third parties); provided, however, that (i) any such investigation of the Stores shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business and shall be subject to, and conducted in accordance with, the terms of the applicable Lease, (ii) Seller shall not be required to provide Buyers with any such access to the extent provision of such access would reasonably be expected to result in a breach or violation of, or default under, any Law or Contract and (iii) Buyers shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Losses or Liabilities incurred by any Seller Indemnitees, relating to, arising out of or resulting from any such access and which was caused by Buyers or their representatives as a result of such access; provided, however, if any claim relating thereto is asserted against Seller, Seller shall promptly give written notice thereof to Buyers; provided, further, that Buyers shall not be required to indemnify Seller if and to the extent that any such damage was caused by any Seller Indemnitee and in no event shall Buyers be liable for any damages, including any perceived loss of economic value in any Leased Real Property or Purchased Asset, as a result of any Buyer’s discovery of any pre-existing conditions affecting any Leased Real Property or Purchased Asset or any facts, circumstances or omissions which constitute a breach of this Agreement or for which Seller is obligated to indemnify any Buyer Indemnitee.  Seller shall have the right to have a representative present at all times during any such access to the Stores.  Such investigation by Buyers may include inspections of the roof, buildings, fixtures, improvements, building systems, and environmental conditions on the Seller Real Property and in the Stores. Notwithstanding the foregoing, without Seller’s prior written consent, Buyers shall not conduct any Phase II Environmental Survey or any other invasive testing on any of the Stores prior to the applicable Closing Date.  At least three days prior to the applicable Transition Date Closing, Seller will allow Buyers access (a) to the Stores, at a time acceptable to Seller and with a representative of Seller present, to install necessary cables, controllers, servers and related equipment to allow the applicable Buyer to connect that Store to its network after the applicable Closing and (b) to one Store, to be mutually designated by Seller and Buyers, to connect that Store, and one lane in that Store, to the applicable Buyer’s network to allow testing and trouble-shooting.    Buyers shall use reasonable best efforts to avoid any damage to the Stores and the Seller Real Property and, in the event of any physical damage to the Stores or the Seller Real Property caused by Buyers, their financing sources, or their counsel, accountants, consultants and or other representatives by virtue of Buyers’ or such other parties’ on-site investigations, Buyers agree to promptly repair any physical damage to such Stores or Seller Real Property caused by any acts of Buyers or such other parties and to restore such Stores or Seller Real Property to substantially the same condition it was in immediately prior to such inspections, including, but not limited to, the immediate removal of any objects placed on the Stores and/or the Seller Real Property in connection with such inspections.

6.3          Consents.

(a)           Each Buyer and Seller shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain the Required Consents and cause the assumption of the Assumed Liabilities at the applicable Closing without further Liability to Seller or any of its affiliates and (iii) obtain from any Governmental Authority any consents, licenses, Permits, waivers, clearances, approvals, authorizations or orders required to be obtained by any Buyer or Seller or any of their respective subsidiaries, or avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.  Each Buyer and Seller shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the transactions contemplated by this Agreement.  Each Buyer and Seller shall promptly inform the other of any material communication with (including all meetings and telephone calls), and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing.  In furtherance of the foregoing, as soon as reasonably practicable after the date of this Agreement, Buyers and Seller shall jointly (x) notify the United States Federal Trade Commission (“FTC”) of the transactions contemplated by this Agreement and (y) seek to schedule a joint meeting with the FTC to discuss the transactions contemplated by this Agreement and the Related Agreements.  Each Buyer and Seller shall use its reasonable best efforts to promptly comply with any inquiry or request for additional information from the FTC regarding the transactions contemplated by this Agreement.

(b)           Buyers and Seller shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that Buyers and Seller shall coordinate and cooperate in determining whether any such actions, notices, consents, approvals or waivers are required to be given or obtained.  Notwithstanding anything contained herein to the contrary, but without limiting the provisions of Section 2.3(c), Seller shall use its reasonable best efforts to obtain the Required Consents and Landlord Estoppel Certificates prior to the 60th day after the date hereof, provided that, (i) neither Seller nor any Buyer shall be required to make any payment to any third party (other than customary attorneys’ fees and filing fees) or agree to any limitation on the conduct of its business, in order to obtain any such Required Consents or Landlord Estoppel Certificate and (ii) no Buyer shall pre-exercise, or allow or permit any pre-exercise of, any options under any of the Leases prior to the applicable Closing.  In no event shall any Buyer or an affiliate thereof enter into a lease or other occupancy agreement for any of the property which is the subject of the Leases for a period of one (1) year following the date of this Agreement in the event that a Buyer does not take assignment or sublease of such a Lease.

(c)                                  Each of Seller and Buyers shall promptly notify the other in writing of any pending or, to the Knowledge of Seller or Buyers (as the case may be), threatened Action by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit in any material respect the right of a Buyer or any affiliate of such Buyer to own or operate all or any portion of the Business or the Purchased Assets.  Each party shall give the other the opportunity to consult regarding the defense or settlement of any such Action and shall consider such other party’s views with respect to such Action.  Neither Seller nor Parent shall be allowed to settle any Action to the extent it would have any material or adverse binding effect on any Buyer or the Stores or Purchased Assets after the applicable Closing Date without the prior written consent of such Buyer.

(d)                                 If (i) the FTC advises either party that it objects to the consummation of the transactions contemplated herein, or if the conditions to Closing set forth in Sections 7.4 and 8.4 cannot be satisfied (without a waiver thereof by the applicable party), (ii) such objections have not been addressed to the FTC’s satisfaction or such conditions have not been satisfied, in each case by the 60th day after the date hereof, and (iii) in the reasonable judgment of Buyers, such objections may be addressed to the FTC’s satisfaction or such conditions may be satisfied in each case by excluding a particular Store or Stores from the Stores to be purchased at the Transition Date Closings, then Buyers or Seller may elect, by written notice to the other delivered on or prior to the 60th day after the date hereof, to delay the purchase of such Store or Stores (other than a Required Store) and the related Carved-Out Assets and Carved-Out Liabilities until (and, unless waived in writing by Buyers, only if) the parties determine in good faith that the FTC’s objections have been addressed or such conditions have been satisfied; provided, that no such election may be made by Seller or Buyers if such election would cause the conditions set forth in Section 7.6 or Section 8.11 to fail to be satisfied.  If the purchase of a Store or Stores is delayed in accordance with the foregoing provisions of this Section 6.3(d), the parties shall, in accordance with this Section 6.3 and until the Cutoff Date, continue to use reasonable best efforts to address the FTC’s objections for such Store and cause such conditions to be satisfied.  If, and to the extent that, the FTC advises the parties that its objections to the purchase of any Store excluded in accordance with the foregoing provisions of Section 6.3(d) have been addressed, or if such conditions shall otherwise be satisfied, in each case after the 60th day after the date hereof, but prior to the Cutoff Date or, prior to the Cutoff Date, Buyers provide written notice that they are electing to cease exclusion of such Store in accordance with this Section 6.3(d), then such Store, and the related Carved-Out Assets and Carved-Out Liabilities, shall, subject to the other requirements of this Agreement, be transferred at a Subsequent Closing.  Except as provided in the immediately preceding sentence, nothing in this Section 6.3 or otherwise will require, or be deemed to require, Buyers or any of their affiliates or owners to agree to (A) sell or divest any assets (including the Purchased Assets), businesses or interest of any Buyer or any of its affiliates or owners, (B) hold separate, discontinue or limit assets (including the Purchased Assets), businesses or interest of any Buyer or any of its affiliates or owners, (C) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests that would adversely impact the business of any Buyer or its affiliates or owners or the transactions contemplated by this Agreement, or (D) any material modification or waiver of any term or condition of this Agreement.

6.4                               Publicity.  Other than a press release (and the method of the release for publication thereof) substantially in the form mutually agreed to by Seller and Buyers and other public communications (and methods of release) substantially consistent with such press release, no public release, announcement or communications (including internal communications to Seller’s store-level Employees) concerning the transactions contemplated hereby shall be issued by Buyers or Seller (or its affiliates or representatives) without the prior written consent of Buyers and Seller, except as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case (unless such release or announcement is substantially consistent with the form mutually agreed to by Seller and Buyers prior to the date hereof), the party issuing such release or announcement shall, to the extent practicable, use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance (which comments the disclosing party will consider in good faith).  Notwithstanding the foregoing, Buyers and their affiliates may, without breach of this Agreement, communicate with their respective employees, customers, suppliers, and financing sources and, subject to the timing restrictions in Section 10.2, the store-level Employees of Seller, and its and their respective representatives regarding the Stores, the Purchased Assets and Assumed Liabilities acquired hereunder, as long as it does not disclose terms of this Agreement or the transactions contemplated hereby (other than terms of this Agreement and the transactions contemplated hereby that are consistent with those previously disclosed without breach of this Agreement).

6.5                               Intellectual Property; Removal of Excluded Assets.

(a)                                 Seller Marks. Buyers acknowledge that the “Roundy’s” name and identifying logo (the “Seller Marks”), the Seller’s private label using the Roundy’s name and identifying logo and Seller’s Fresh Perks program are Excluded Assets.  Buyers shall not be granted any rights or licenses under this Agreement to any Seller Marks.

(b)                                 Removal of Excluded Assets.

(i)                                     As soon as practicable after the applicable Closing, each Buyer will remove from its Stores any exterior signs which contain Seller Marks.  At a time mutually agreed to by the applicable Buyer and Seller, but no earlier than five days before, and no later than five days after, the applicable Closing Date, Seller shall use its commercially reasonable efforts to remove from the Stores any other signs, Inventory or personal property which contain any Seller Marks.  Any such interior signs or personal property not removed by Seller shall be removed by the applicable Buyer at Seller’s own cost and, at Seller’s request, destroyed or returned to Seller, and Buyers shall neither use nor consent to any third party’s use of any such signs or personal property.

(ii)                                  At a time mutually agreed to by the applicable Buyer and Seller, but no earlier than five days before, and no later than two days after, the applicable Closing Date, Seller shall, at its own cost and expense, use commercially reasonable efforts to remove any proprietary software from the POS/order entry equipment and the security and surveillance equipment and any other proprietary software from all other equipment that is included in the Purchased Assets.  Seller shall conduct such removal in a workmanlike manner and shall use commercially reasonable efforts to prevent physical damage to any such equipment resulting therefrom.  Seller will notify Buyers as promptly as practicable if Seller believes that any such proprietary software cannot be removed from such equipment.

(iii)                               At a time mutually agreed to by the applicable Buyer and Seller, but no earlier than five days before, and no later than five days after, the applicable Closing Date, Seller shall, at its sole cost and expense remove all other Excluded Assets from the Stores (other than the Drawer Cash, which shall be removed by Seller immediately prior to the applicable Closing).

(iv)                              Seller shall use reasonable best efforts to avoid any damage to the Stores and the Seller Real Property in connection with its removal of Excluded Assets under this Section 6.5 and, in the event of any physical damage to the Stores or the Seller Real Property caused by Seller or its representatives by virtue of the removal of Excluded Assets, Seller agrees to promptly repair any physical damage to such Stores or Seller Real Property caused by any acts of Seller or such other parties and to restore such Stores or Seller Real Property to substantially the same condition it was in immediately prior to such removal.

6.6                               Confidentiality.  Each Buyer, Seller and Parent acknowledges that the information being provided to it in connection with the acquisition of the Purchased Assets and the consummation of the other transactions contemplated hereby (including any information or access provided pursuant to Section 6.2) is subject to the terms of the Confidentiality Agreement and the Seller Confidentiality Agreement.  Effective upon, and only upon, the applicable Closing, the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Stores, the Purchased Assets and the Assumed Liabilities transferred as part of that Closing; provided that, Seller and Parent waive compliance with the Confidentiality Agreement with respect to the transactions contemplated hereby, the Stores and the Purchased Assets (including any Assumed Liabilities with respect thereto) from and after the date hereof and until termination of this Agreement solely to the extent reasonably determined by Buyers to be necessary or facilitative for Buyers to perform their obligations hereunder and to consummate the Closing(s) or otherwise as permitted by the last sentence of Section 6.4.  Each Buyer acknowledges that any and all other information provided to it (whether before or after the Closings) by Seller or any of its respective affiliates concerning Seller or any of its respective affiliates (other than the Stores and the Purchased Assets) shall remain subject to the terms and conditions of the Confidentiality Agreement after the last Closing Date.  The Seller Confidentiality Agreement will remain in full force and effect following the Closings in accordance with the terms thereof and Seller will treat all confidential information, including with respect to the Stores, the Purchased Assets and the Assumed Liabilities, as “Confidential Information” of Buyer and its affiliates under the terms of the Seller Confidentiality Agreement from and after the Closings.

6.7                               Bulk Transfer Laws.  Each Buyer hereby waives compliance by Seller with the provisions of any “bulk transfer law” or similar law of any jurisdiction in connection with the sale of the

Purchased Assets to such Buyer.  Any Liabilities arising out of the failure of Seller to comply with the provisions of any such “bulk transfer law” or similar Law will be treated as Excluded Liabilities.

6.8                               Notifications.  Each party shall give prompt written notice to the other parties hereto of any material breach of this Agreement by such party, and any other development adversely affecting its ability to consummate the transactions contemplated by this Agreement, including (a) receipt of any communication from any other Person alleging that its Consent may be required in order to consummate the transactions contemplated by this Agreement, (b) any fact, circumstance, event, or action that has resulted in or could reasonably be expected to result in (i) a representation or warranty made by such party hereunder not being true and correct, or (ii) the failure of any of the conditions set forth in Article 7 or Article 8 to be satisfied.  In addition, Seller will give prompt written notice to Buyers of the occurrence of any Material Adverse Effect. A party’s receipt of information pursuant to this Section 6.8 will not operate as a waiver of any representation, warranty or agreement under this Agreement, nor will it have the effect of amending or supplementing the Disclosure Schedules.

6.9                               Pharmacy License Applications and Other Permits.

(a)                                 Each Buyer shall file applications for issuance of all pharmacy and other business Permits for each applicable Store with the appropriate Governmental Authorities promptly, and in any event within 10 business days after the date of this Agreement, and each Buyer and Seller shall use commercially reasonable efforts to accomplish and facilitate the issuance of any such pharmacy and other business Permits to such Buyer.  Each Buyer shall pay all costs associated with the application for issuance of such pharmacy and other business Permits.

(b)                                 Without limiting the generality of the foregoing, SVU Pharmacies agrees to use commercially reasonable efforts to obtain the requisite pharmacy Permits, Drug Enforcement Administration (“DEA”) registration number and other applicable DEA forms, and NCPDP/NPI numbers for each Store with an existing pharmacy. SVU Pharmacies shall use commercially reasonable efforts to transfer or arrange for the issuance of such Permits, DEA registration numbers, other applicable DEA forms and NCPDP/NPI numbers as expeditiously as possible and each party hereto shall assist the other in connection therewith.

(c)                                  To the extent SVU Pharmacies does not obtain its own DEA Registration Number or Pharmacy License Number required by the State of Minnesota for each Store with an existing pharmacy before the applicable Closing Date, each of SVU Pharmacies and Seller shall execute Limited Powers of Attorney, in form and substance reasonably satisfactory to each of SVU Pharmacies and Seller, whereby Seller will appoint SVU Pharmacies as Seller’s agent and attorney-in-fact for the purpose of utilizing each of Seller’s DEA Registration Number and/or Pharmacy License Number required by the State of Minnesota in order for SVU Pharmacies to continue the pharmacy operations at each of the Stores, pending SVU Pharmacies’ obtaining a new DEA Registration Number and/or Pharmacy License Number required by the State of Minnesota, as applicable, for such Store pharmacy.

6.10                        Tax Matters.

(a)                                 Cooperation.

(i)                                     Buyers and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyers or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Buyers and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least five (5) years following the end of the applicable Tax period.  Buyers and Seller shall cooperate fully as and to the extent reasonably requested by the other party in connection with any audit or Action relating to Taxes involving the Business, the Purchased Assets or the Assumed Liabilities.

(ii)                                  Notwithstanding anything to the contrary contained in this Agreement, no Buyer nor any of its affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of Seller or any of its affiliates (or any of its predecessors) other than information relating solely to the Business or the Purchased Assets.

(b)                                 Property Taxes.  To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes levied against the Purchased Assets with respect to the Pre-Closing Tax Period, and the applicable Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied against its Purchased Assets with respect to the Post-Closing Tax Period.  All Property Taxes levied against the Purchased Assets with respect to the Straddle Period shall be apportioned between the applicable Buyer, on the one hand, and Seller, on the other hand, based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Property Taxes that is levied with respect to the Pre-Closing Tax Period, and the applicable Buyer shall be liable for the proportionate amount of such Property Taxes that is levied with respect to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, the applicable Buyer, on the one hand, or Seller, on the other hand, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.10(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement.  In the event that any Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 6.10(b), the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)                                  Transfer Taxes.  All sales, use, transfer, registration, stamp, documentary and value-added taxes and similar Taxes, and all recording costs, imposed on the transfer of the Purchased Assets by Seller pursuant to this Agreement shall be borne by Seller.  The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(d)                                 The applicable Buyer shall pay to Seller the amount of any Tax refund received by such Buyer that is included in the definition of Excluded Assets within 30 days after receipt thereof.  Seller shall pay to such Buyer the amount of any Tax refund received by Seller representing a refund of Taxes imposed with respect to the Purchased Assets or Business attributable to a Post-Closing Tax Period within 30 days after receipt thereof.

(e)                                  Any payments made to any party pursuant to Section 2.2, Section 6.10 and Section 9.5 shall constitute an adjustment of the Aggregate Purchase Price for Tax purposes and shall be treated as such by the applicable Buyer and Seller on their Tax Returns to the extent permitted by Law.

6.11                        Pharmacy Inventory.

(a)                                 SVU Pharmacies shall purchase all Pharmacy Inventory that exists immediately prior to the applicable Closing, as determined by an inventory of pharmaceuticals conducted at 8:00 PM Central time on the day before the applicable Closing Date by a mutually acceptable inventory service (the “Inventory Service”) to the extent such pharmaceuticals are of a quantity useable and saleable in the ordinary course of business after the applicable Closing Date, but not including (i) any repackaged or misbranded pharmaceutical merchandise, (ii) any Thalomid or Isotretinoin (including brand names: Accutane, Amnesteen, Claravis, and Sotret), or (iii) any prescription products that will expire within 90 days after the applicable Closing Date. Each of SVU Pharmacies and Seller shall have the right to have a representative present during the pharmaceutical inventory process. The purchase price for the Pharmacy Inventory at each of the Stores shall be Seller’s actual cost (which is reflected net of applicable rebates) for such Pharmacy Inventory (as demonstrated in writing by Seller to SVU Pharmacies and the Inventory Service) (the “Pharmacy Inventory Purchase Price”). The Pharmacy Inventory units shall be valued either by a full bottle or half-full bottle count.  A full bottle count is considered unopened.  Any opened bottles shall be considered half full; provided that SVU Pharmacies or Seller may elect to take the inventory for any items with a value in excess of $300 using “exact count,” as that term is customarily used in the industry. SVU Pharmacies and Seller shall each be responsible for fifty percent (50%) of the cost of the Inventory Service.

(b)                                 On the applicable Closing Date, Seller shall transfer ownership, possession, title and control over all Pharmacy Records and Pharmacy Inventory purchased by SVU Pharmacies pursuant to Section 6.11(a) pertaining to such Store.  Each of SVU Pharmacies and Seller agrees to execute any documents, instruments or conveyances of any kind which may be reasonably necessary to transfer ownership, possession, title and control over the applicable Pharmacy Inventory and Pharmacy Records to SVU Pharmacies on such date.

6.12                        In-Store Subleases.

(a)                                 The applicable Buyer may elect by written notice to Seller, no later than 20 days prior to the Measurement Date, to assume one or more of the In-Store Subleases set forth on Schedule 6.12, effective as of the applicable Closing Date.  In the event that such Buyer delivers written notice of its election to assume such In-Store Sublease, such In-Store Sublease that it elects to assume shall automatically become a Purchased Asset for all purposes (and all Liabilities associated with such In-Store Subleases that otherwise meet the requirements of “Assumed

Liabilities,” to the extent arising after the applicable Closing, shall automatically become Assumed Liabilities hereunder for all purposes).

(b)                                 Seller shall cause (a) each In-Store Sublease that is not set forth on Schedule 1.6 or expressly assumed under Section 6.12(a) to be terminated effective not later than the applicable Closing Date and (b) each Contract (with respect to which any material part of the Business, the Stores, or the Purchased Assets are subject to or bound by, other than the Assigned Contracts) to be terminated or amended to not be applicable to any Buyer, the Business, the Stores, or the Purchased Assets effective not later than the applicable Closing Date, in each case, for such Store to the extent any Buyer would have any obligation thereunder after the applicable Closing and shall be solely responsible for and shall pay, when due, all Liabilities and obligations related to or arising after such termination or amendment.

6.13                        Inventory.

(a)                                 The applicable Buyer shall purchase all Inventory that exists immediately prior to the applicable Closing, subject to the provisions of this Section 6.13.  A physical count of the Inventory and the necessary extensions of the costs for such Inventory shall be conducted at 8:00 PM Central time on the day before the applicable Closing Date by the Inventory Service, for those departments for which it is customary in the industry to use an outside inventory service.  For those departments for which industry custom is to use store personnel (including random weighted and fixed price produce), the physical inventory will be taken jointly by Seller’s and the applicable Buyer’s personnel conducted at 8:00 PM Central time on the day before the applicable Closing Date.  Buyers and Seller shall each have representatives present during the physical inventory who are authorized to make decisions as to the value of the Inventory.  Buyers and Seller shall each be responsible for fifty percent (50%) of the cost of the Inventory Service.  The physical inventory tabulation shall not include inventory which (i) is opened, damaged, expired or has less than 10 days of sell left on printed date or a freshness date less than five days after the applicable Closing Date, (ii) is in excess of what the parties reasonably anticipated based on the agreed-upon wind-down process, (iii) is not in a quantity useable and saleable in the ordinary course of business after the applicable Closing Date, or (iv) is not of a standard quantity subject to the mutually agreed-upon wind-down procedures.

(b)                                 For purposes of this Agreement the Inventory will be valued in the following manner:

(i)                                     the purchase price of the Merchandise (the “Merchandise Purchase Price”) and the purchase price of the Perishables (the “Perishables Purchase Price”) shall be equal to (A) the number of units of Merchandise and Perishables, respectively, at the Stores as determined in accordance with Section 6.13(a), multiplied by (B) Seller’s per unit regular retail shelf price for the applicable item, multiplied by (C) the percentages for the applicable category set forth below:

Item:	% of Retail Price for Inventory Purchase Price Purposes
Grocery (including 3-2 beer located in the grocery store)	65%
Dairy	65%
Frozen Food	55%
GM/HBC	55%
Perishables	45%

(ii)                                  The purchase price of the Tobacco products (the “Tobacco Purchase Price”) shall be equal to (A) the number of units as determined in accordance with Section 6.13(a), (excluding any damaged or opened packs) multiplied by (B) Seller’s per unit regular retail shelf price for the applicable item, multiplied by (C) 85%.

(iii)                               The purchase price of the Liquor (including 3-2 beer located in the liquor store) (the “Liquor Purchase Price”) shall be equal to (A) the number of units as determined in accordance with Section 6.13(a), multiplied by (B) Seller’s per unit regular retail shelf price for the applicable item, multiplied by (C) 75%, multiplied by (D) 0.90.

(c)                                  The complete inventory prepared by the Inventory Service (or by Seller and Buyer personnel, as the case may be) shall be prepared in accordance with the usual and customary practices of the industry and shall show the total cost of the Inventory determined in the manner provided above.  In the event the parties do not agree on the value of the Inventory, the opinion of the Inventory Service shall be final and binding on the parties.

6.14                        Pharmacy Records; Prescriptions.

(a)                                 SVU Pharmacies will engage Two Point (the “Data Converter”) to convert the Pharmacy Records to a format specified by SVU Pharmacies, with all costs and expenses of the Data Converter to be borne by SVU Pharmacies.  Seller will provide such access, information and cooperation to the Data Converter as may be required to enable the Data Converter to deliver the Pharmacy Records to SVU Pharmacies at least 30 days prior to the applicable Closing Date.  Data Converter may, in turn, provide SVU Pharmacies with access to the Pharmacy Records.  Prior to the date inventory is taken under Section 6.11(a), Seller will use reasonable efforts to fill and deliver to pharmacy customers any partial-fill prescriptions with a remaining quantity balance (“IOU Prescriptions”).  For any IOU Prescriptions remaining on the date of the inventory under Section 6.11(a), Seller will credit the prescription to the customer or to the third-party payor, as appropriate, on such date.  SVU Pharmacies assumes no Liability for IOU Prescriptions.  In addition, prior to the date of the inventory under Section 6.11(a), Seller will reverse and return to stock any filled prescriptions that have not been picked up, providing all necessary notice to any third-party payors, and will provide SVU Pharmacies with a list of such prescriptions so that SVU Pharmacies is prepared to fill such prescriptions on or after the applicable Closing Date.

(b)                                 After the applicable Closing Date, SVU Pharmacies will, with Seller’s reasonable cooperation if requested, promptly notify third-party pharmacy payors of the consummation of the transactions contemplated by this Agreement and direct that payment for prescriptions after the applicable Closing be directed to SVU Pharmacies.  If Seller receives payment from any third-party payor for any prescription filled by SVU Pharmacies after the applicable Closing or SVU Pharmacies receives payment from any third-party payor for any prescription filled by Seller before the applicable Closing, the receiving party will report to the other in reasonable detail on at least a monthly basis and will, simultaneously with each report, pay to the other party the aggregate amount of the misdirected payments reflected in that report.

6.16                        Exclusivity. During the period from the date hereof through the last Closing or the earlier termination of this Agreement pursuant to Section 10.3, Seller and Parent will not, and Seller and Parent will instruct its agents and representatives not to, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any third party (other than Buyers and their affiliates and representatives or any buyer under any of the Related Agreements) concerning any purchase of the Stores or the Purchased Assets (other than inventory sold in the ordinary course of business taking into consideration the mutually agreed-upon winding down of Inventory at the Stores by Seller).  This Section 6.15 will not restrict any of Seller’s or Parent’s activities with respect to the Related Agreements or otherwise with respect to any Excluded Assets.

6.17                        Non-Solicitation.

(a)                                 Employees. For a period of two years commencing on the last Closing Date (the “Restricted Period”), Seller and Parent will not, and will not permit any of their respective affiliates to, directly or indirectly, hire or solicit any person who is offered employment by any Buyer at the levels of Store directors, pharmacy and department managers, or above, as contemplated by Section 10.2, or is or was employed in connection with the Stores at the levels of Store directors, pharmacy and department managers, or above during the Restricted Period, or encourage any such Employee to leave such employment or hire any such Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Employees; provided that nothing in this Section 6.17 will prevent Seller, Parent, or their respective affiliates from hiring (a) any Employee whose employment has been terminated by any Buyer or (b) after 180 days from the date of termination of employment, any Employee whose employment has been terminated by the Employee.

(b)                                 Pharmacy Customers. Seller will not (directly or indirectly): (i) encourage or solicit the transfer by customers of the Store pharmacies of their records or prescriptions to any stores or pharmacies operated by Seller, Parent, or their respective affiliates in the same trade areas as the Stores; provided that general advertising that does not mention a Store pharmacy by location is permitted and may be used by Seller; (ii) send letters, incentives, or other communications in any form to the customers of the Store pharmacies to solicit or encourage the relocation of such customers’ prescription information or files to another store or pharmacy operated by Seller or its affiliates in the same trade area as the Stores; or (iii) communicate publicly the fact that a pharmacist previously working in a Store pharmacy has transferred to another pharmacy operated by Seller in the same trade area as the Stores.

6.18                        Sales Data.  Seller shall deliver to Buyers, within 15 days after completion of April 2014 and each fiscal month ending after the date hereof and prior to the applicable Closing, a schedule for each Store setting forth the weekly sales and script count for that Store during that most recently completed fiscal month, as compiled from Seller’s records and in a form that would be reported to Parent for purposes of preparing its consolidated financial statements.

6.19                        Transition Agreements.  The applicable Buyer shall, promptly following the request of Seller made at any time and from time to time, provide Seller with updates as to the status of the negotiations of the Transition Agreements.

ARTICLE 7.

CONDITIONS TO SELLER’S OBLIGATIONS TO EFFECTUATE THE CLOSINGS

The obligations of Seller to effectuate the applicable Closings shall be subject to the satisfaction, on or before the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), as applicable, of each of the following conditions, unless waived in writing by Seller:

7.1                               Representations and Warranties.  (a) The representations and warranties of Buyers set forth in Sections 5.1 (Organization), 5.2 (Authorization; Enforceability), and 5.5 (No Broker) shall be true and correct in all material respects (without giving effect to any “material,” “materiality” or similar qualifiers contained in any such representations and warranties), at and as of the date of this Agreement and as of the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), as applicable (except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date) and (b) the other representations and warranties of Buyers set forth in Article 5 shall be true and correct in all respects (without giving effect to any “material”, “materiality” or similar qualifiers contained in any such representations and warranties) at and as of the date of this Agreement and as of the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing) (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except, in the case of this clause (b), where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, has not had or would not reasonably be expected to materially and adversely impair any Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.2                               Performance.  Each Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions required by this Agreement and the documents, certificates and instruments contemplated hereby to which such Buyer is a party to be performed or complied with by it on or prior to the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing).

7.3                               Compliance Certificate.  An executive officer of each Buyer shall have delivered to Seller a certificate of such Buyer dated the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), as applicable, executed by him or her, certifying that the conditions described in Sections 7.1 and 7.2 have been fulfilled.

7.4                               No Injunction.  As of the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction, and there shall not be instituted or pending any Action by a Governmental Authority, that (a) in Seller’s reasonable judgment, prohibits or seeks to prohibit the consummation of the transactions contemplated by this Agreement; or (b) in Buyers’ reasonable judgment, would be expected to require, or be deemed to require, any Buyer or any of its affiliates or owners to agree to any of the remedies described in clauses (A) through (D) of Section 6.3(d) or cause any of the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, Buyers and Seller shall use their reasonable best efforts (subject to Section 6.3(d)) to have any such order, decree or injunction vacated as promptly as possible after receipt of notice thereof.

7.5                               Closing Deliveries.  Buyers shall have delivered, as of the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), to Seller all the deliveries required to be made by Buyers pursuant to Section 3.3 of this Agreement.

7.6                               Sufficient Number of Stores.  As of the Measurement Date, no more than four Stores and Related Stores, in the aggregate, are to be excluded from the Transition Date Closings in accordance with Section 2.3, Section 6.3(d), ARTICLE 8 and Section 10.16.

ARTICLE 8.
CONDITIONS TO OBLIGATIONS OF BUYERS TO EFFECTUATE THE CLOSINGS

Each Buyer’s obligations to effectuate the applicable Closings shall be subject to the satisfaction, on or before the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), as applicable, of each of the following conditions, unless waived in writing by Buyers:

8.1                               Representations and Warranties.  (a) The representations and warranties of Seller and Parent set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.4 (Title to Purchased Assets) and Section 4.9 (No Broker) shall be true and correct in all material respects (without giving effect to any “material,” “materiality” or similar qualifiers contained in any such representations and warranties), at and as of the date of this Agreement and as of the Measurement Date  (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing  (with respect to any Store(s) to be purchased at such Subsequent Closing) (except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date) and (b) the other representations and warranties of Seller and Parent set forth in Article 4 shall be true and correct (without giving effect to any “material”, “materiality”, “Material Adverse Effect”, or similar qualifiers contained in any such representations and warranties) at and as of the date of this Agreement and as of the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing) (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except, in the case of this clause (b), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

8.2                               Performance.  Seller and Parent shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions required by this Agreement and the documents, certificates and instruments contemplated hereby to which Seller or Parent is a party to be performed or complied with by it on or prior to the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), as applicable.

8.3                               Compliance Certificate.  An executive officer of Seller shall have delivered to Buyers a certificate of Seller dated the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the date of the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), as applicable, executed by him/her, certifying that the conditions described in Sections 8.1 and 8.2 have been fulfilled.

8.4                               No Injunction. As of the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction, and there shall not be instituted or pending any Action by a Governmental Authority, that (a) in Buyers’ reasonable judgment, prohibits or seeks to prohibit the consummation of the transactions contemplated by this Agreement; or (b) in Buyers’ reasonable judgment, would reasonably be expected to require, or be deemed to require, any Buyer or any of its affiliates or owners to agree to any of the remedies described in clauses (A) through (D) of Section 6.3(d) or cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (c) adversely affects the right of any Buyer to own the Purchased Assets or to operate the Stores; provided, however, Buyers and Seller shall use their reasonable best efforts (subject to Section 6.3(d)) to have any such order, decree or injunction vacated as promptly as possible after receipt of notice thereof.

8.5                               Closing Deliveries.  Seller shall have delivered or caused to be delivered, as of the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), to Buyers all the deliveries required to be made by Seller pursuant to Section 3.2 of this Agreement.

8.6                               Estoppel Certificates. Seller shall have obtained and delivered to the applicable Buyer, as of the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), (i) the Landlord Estoppel Certificates for each Lease, and (ii) a Seller Estoppel Certificate for each In-Store Sublease.  Notwithstanding the foregoing, in the event Seller is unable to obtain a Landlord Estoppel Certificate from such other party to such Lease after using reasonable best efforts in accordance with Section 2.3(b), then Seller shall execute and deliver to the applicable Buyer a Seller Estoppel Certificate with respect to such Lease, which delivery shall satisfy the condition set forth in this Section 8.6.

8.7                               No Liens. All Liens (other than Permitted Liens) relating to the Purchased Assets to be sold at the applicable Closing shall have been or will be released in full at or prior to the applicable Closing or under the terms set forth in the Lien release letters to be delivered at the applicable Closing under Section 3.2(j).

8.8                               Liquor License Sublease. In the event SVU cannot obtain the necessary liquor licenses with respect to the liquor store adjacent to Store 8803, effective as of the applicable Closing, the parties shall have entered into a sublease, in a form to be mutually agreed upon, with respect to such liquor store, pursuant to which SVU will sublease to Seller the real property subject to such liquor store from the applicable Closing until completion of the Liquor inventory under Section 6.13 and payment of the Liquor Purchase Price to Seller (provided that the term of such sublease shall not extend past the earlier of (a) seven days after receipt of such liquor licenses by SVU and (b) the thirtieth day from the applicable Closing for the Store adjacent to such liquor store).

8.9                               No Material Adverse Effect.  From the date hereof to the Measurement Date (with respect to Stores to be purchased at the Transition Date Closings, subject only to Section 10.17) or the Subsequent Closing (with respect to any Store(s) to be purchased at such Subsequent Closing), as applicable, there shall not have been any event, circumstance, development, change or effect that has had a Material Adverse Effect.

8.10                        Required Consents. All Required Consents shall have been obtained, other than the Required Consents for the Stores that are excluded from the Transition Date Closings in accordance with Section 2.3.

8.11                        Sufficient Number of Stores.  As of the Measurement Date, no more than four Stores and Related Stores, in the aggregate, are to be excluded from the Transition Date Closings in accordance with Section 2.3, Section 6.3(d), ARTICLE 8 and Section 10.16, provided, that in no event may a Required Store be excluded thereby.

8.12                        Intentionally omitted.

8.13                        Unions. Buyers shall have concluded material negotiations of transition agreements with UFCW Local 1189 and UFCW Local 653 (collectively, the “Transition Agreements”), or believe in their reasonable discretion that such negotiations will be satisfactorily concluded, provided that the provisions of this Section 8.13 shall apply if, and only if, Buyers use their reasonable best efforts between the date hereof and the 60th day after the date hereof to negotiate the Transition Agreements.  Without limiting Section 10.2, it is understood that no Buyer is assuming any of Seller’s Collective Bargaining Agreements.

Notwithstanding anything contained herein to the contrary, in the event that the conditions set forth in this Article 8 fail to be satisfied or waived on or before the Measurement Date and the removal of a Store or Stores (other than a Required Store) from Exhibit A and the exclusion of such Store or Stores from transactions contemplated herein would result in the satisfaction or waiver on or before the Measurement Date of the conditions set forth in this Article 8, then Seller or Buyers may elect, by written notice to the other, to exclude the purchase of that Store until the conditions for a Subsequent Closing under Section 3.1(c) are satisfied with respect to that Store and, upon such exclusion, all conditions set forth in Article 7 and Article 8 shall be determined without regard to such Store and the Carved-Out Assets and Carved-Out Liabilities related thereto; provided that no party shall be entitled to elect to remove and exclude any such Store, or rely on the failure of a condition to be satisfied, if such party’s material failure to perform a covenant or agreement hereunder caused the failure of such condition to be satisfied; provided further no such election may be made by Seller or Buyers if such election would cause the conditions set forth in Section 7.6 or Section 8.11 to fail to be satisfied.  If the purchase of such a Store is delayed in accordance with the foregoing provisions of this paragraph, the Carved-Out Assets and Carved-Out Liabilities related to such Store shall not be sold, conveyed, transferred, assigned, or delivered to the applicable Buyer at the applicable Transition Date Closing and, without duplication to the reduction included in the definition thereof, the Base Purchase Price deposited with the Escrow Agent at the Measurement Date shall be reduced by the Base Store Purchase Price for such Store and Seller shall, until the Cutoff Date, continue to use reasonable best efforts to satisfy the conditions of this ARTICLE 8 for such Store, and the applicable Buyer shall cooperate in such efforts. If, and to the extent that, the conditions of this ARTICLE 8 with respect to such Store are satisfied or waived in accordance with this Agreement (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date of the applicable Subsequent Closing, but subject to the satisfaction or waiver of any such conditions) after the applicable Transition Date Closing, but prior to the Cutoff Date, then Seller shall sell, convey, transfer, assign, and deliver to the applicable Buyer, the Carved-Out Assets related to such Store, in each case free and clear of any Liens other than Permitted Liens, and the applicable Buyer shall assume the Carved-Out Liabilities related to such Store, and all other applicable Closing deliveries with respect to such Store (including, for the avoidance of doubt, the payment by Buyers to Seller of the Store Purchase Price for such Store) shall be delivered by each of Buyers and Seller, as applicable, at a Subsequent Closing under Section 3.1(c).  The purchase of a Required Store may not be delayed under this Agreement.

ARTICLE 9.
ACTIONS BY SELLER AND BUYERS
AFTER THE CLOSINGS; INDEMNIFICATION

9.1                               Information Sharing.  Each party agrees that it will cooperate with and make available to the other party, upon request, during normal business hours, following the Closing Date(s), all written business records, including financial records and Pharmacy Records, relating to the Purchased Assets or the Stores (the “Information”) which is readily available to the non-requesting party (without the incurrence of significant cost or expense to third parties or significant internal resources) and which is reasonably necessary or useful to the requesting party in order to comply with any applicable Laws or to obtain financing or comply with arrangements or agreements with respect thereto.  The party requesting any such Information shall bear all of the out-of-pocket costs and expenses to third parties (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Information.  Except with respect to Information that is generally available to the public, the party requesting such Information shall (a) hold all such Information in the strictest confidence, except as, and only to the extent, required by applicable Law or which must be disclosed in connection with any audit or taxing authority inquiry (it being agreed and understood that prior to making any such disclosure required by Law or by such audit or taxing inquiry, the disclosing party shall notify the other party of such proposed disclosure so that the non-disclosing party may seek confidential treatment or a protective order with respect to the applicable Information), (b) shall disseminate such Information only to its financing sources and its and their respective officers, directors, employees and representatives who have been advised of the confidential nature of such Information, and (c) shall direct its officers, directors, employees and representatives to comply with the terms and conditions of this Section 9.1.  Notwithstanding the foregoing, either party may withhold such access to any Information, the disclosure of which could reasonably be expected to violate any Contract or any Law, provided that to the extent practicable and in accordance with such Contract or Law, such party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which such restrictions apply.  If any of the Information furnished under this Section 9.1 includes documents or information subject to the attorney-client privilege, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such documents or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such documents or information or its continued protection under the attorney-client privilege.  All such Information provided that is subject to protection under the attorney-client privilege will remain entitled to such protection under that privilege, this Agreement and the joint defense doctrine.

9.2                               Further Assurances.  Both before and after the Closing Date(s), each party will exercise good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind, which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or under any of the documents, certificates or instruments contemplated hereby to which such party is a party.  Without limiting the generality of the foregoing, each Buyer shall, or shall cause one or more of its affiliates to execute such instruments or agreements and deliver such evidence of financial wherewithal as may be required by third parties to evidence the assumption of the Assumed Liabilities by such Buyer without further obligation of Seller or any of its affiliates; provided that nothing under this Agreement will require SUPERVALU INC. or any of its affiliates or any affiliate of any Buyer to provide any guarantee of any of such Buyer’s obligations hereunder or under any Assumed Liability.

9.3                               Cooperation.  After the Closing Date(s), each party shall cooperate with the other to ensure that (i) all bills, invoices and other accounts payable attributable to the operation of the Business by Seller prior to the applicable Closing Date are forwarded to and paid by Seller and all accounts receivable of Seller arising prior to the applicable Closing Date are forwarded to and collected by Seller, and (ii) all bills, invoices and other accounts payable attributable to the operation of the Business by the applicable Buyer, or its assigns, after the applicable Closing Date are forwarded to and paid by such Buyer, or its assigns, and all accounts receivable of such Buyer, or its assigns, arising after the applicable Closing Date are forwarded to and collected by such Buyer, or its assigns.

9.4                               Allocation of Aggregate Purchase Price.

(a)                                 The Aggregate Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code), shall be allocated among the Purchased Assets and the Subleased Stores for Tax purposes in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (an “Allocation”).  Buyers will present Seller with a proposed Allocation and Seller and Buyers will use reasonable best efforts, negotiating in good faith, to agree to an Allocation within 120 days after the applicable Closing Date; provided that nothing herein will require Seller and Buyer to agree to an Allocation.

(b)                                 If the Aggregate Purchase Price is adjusted pursuant to Section 6.10, Section 9.5, Section 10.16 or Section 10.17, Buyers and Seller will each adjust the mutual Allocation or their respective Allocations, as applicable, as they deem appropriate, provided that if a mutual Allocation is reached, Seller and Buyers will use reasonable efforts, negotiating in good faith, to agree to consistent revision to the mutual Allocation.

(c)                                  If a mutual Allocation is reached, Buyers and Seller shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with that mutual Allocation.  If a mutual Allocation is reached, Buyers and Seller agree to (i) be bound by that mutual Allocation, (ii) act in accordance with that mutual Allocation for all financial reporting and Tax purposes (including filing IRS Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date and in the course of any audit, review or litigation), and (iii) take no position and cause their affiliates to take no position inconsistent with that mutual Allocation for Tax purposes, unless otherwise required by applicable Law or unless the other party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  Not later than 30 days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each Buyer and Seller shall deliver to the other party a copy of its IRS Form 8594.

(d)                                 If a mutual allocation is reached, (i) each Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging its Allocation and (ii) each Buyer and Seller shall promptly notify the other in writing of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Business that reasonably may be expected to relate to Taxes for which the other could be liable or give rise to a Lien on the Purchased Assets or the Business.

9.5                               Indemnification.

(a)                                 Indemnification Obligation of Seller.  From and after the applicable Closing, and subject to the other provisions of this Section 9.5, Seller shall indemnify, defend and hold harmless each Buyer, its affiliates and their respective equity owners, successors and assigns, directors, officers, agents and employees (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, all Losses incurred or suffered by any Buyer Indemnitee to the extent relating to, resulting from or arising out of (i) any Excluded Asset or Excluded Liability or any assertion with respect thereto made against a Buyer Indemnitee, (ii) any breach or non-fulfillment of a covenant or agreement made by Seller or Parent in this Agreement, the Ancillary Agreements, or any other document, certificate, or instrument contemplated hereby or thereby and (iii) any breach or inaccuracy of any representation or warranty of Seller or Parent in this Agreement, the Ancillary Agreements, or any other document, certificate, or instrument contemplated hereby or thereby.

(b)                                 Indemnification Obligation of Buyers.  From and after the applicable Closing and subject to the other provisions of this Section 9.5, the applicable Buyer shall indemnify, defend and hold harmless Seller, its affiliates and their respective equity owners, directors, officers, agents and employees (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, all Losses incurred or suffered by any Seller Indemnitee to the extent relating to, resulting from or arising out of (i) any Assumed Liability or any assertion with respect thereto made against a Seller Indemnitee, (ii) any breach or non-fulfillment of a covenant or agreement made by such Buyer in this Agreement, the Ancillary Agreements, or any other document, certificate or instrument contemplated hereby or thereby, and (iii) any breach or inaccuracy of any representation or warranty of such Buyer in this Agreement, the Ancillary Agreements, or any other document, certificate or instrument contemplated hereby or thereby.

(c)                                  Third Party Claims.  If any Indemnitee receives notice of the assertion of any claim or of the commencement of any Action by any Person that is not either a Buyer Indemnitee or a Seller Indemnitee (each, a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnitor prompt written notice thereof, but in any event not later than 30 days after receipt of notice of such Third Party Claim; provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify with respect to any particular Losses to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise).

Upon receipt of notification of a Third Party Claim, the Indemnitor shall be entitled, upon written notice to the Indemnitee acknowledging its obligation to indemnify the Indemnitee against any and all Losses that may result from the Third Party Claim, to assume the investigation and defense thereof at such Indemnitor’s expense with counsel reasonably satisfactory to the Indemnitee; provided, that (i) the Indemnitor shall be entitled to direct the defense for only so long as the Indemnitor conducts the defense in an active and diligent manner, (ii) the Third Party Claim is not in respect of any matter involving criminal liability, and (iii) the primary remedy sought under the Third Party Claim is not the imposition of any equitable remedy that would be binding upon the Indemnitee or any of its affiliates.

Whether or not the Indemnitor elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof.  The Indemnitor will not, as long as it actively and diligently conducts the defense of any Action on behalf of the Indemnitee, be liable to the Indemnitee for any fees of such other counsel or any other expenses with respect to the defense of such Action incurred by the Indemnitee in connection with the defense of such Action; provided that notwithstanding the foregoing, the Indemnitor shall pay the reasonable attorneys’ fees of the Indemnitee if (i) the Indemnitee’s counsel reasonably concludes and advises that there are defenses available to such Indemnitee that are different from or in addition to those available to the

Indemnitor; or (ii) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnitor and Indemnitee.

Without the prior written consent of an Indemnitee, the Indemnitor will not enter into any settlement of or consent to the entry of judgment in connection with any Third Party Claim that (i) would lead to liability or create any financial or other obligation on the part of the Indemnitee, (ii) does not contain, as an unconditional term thereof, the unconditional release of the Indemnitee from all liability in respect of such Third Party Claim or such Third Party Claim is not dismissed against the Indemnitee with prejudice and without the imposition of any financial or other obligation on the Indemnitee (iii) admits the liability or fault of the Indemnitee, (iv) seeks an injunction or other equitable relief against the Indemnitee, or (v) involves any criminal or quasi-criminal litigation to which the Indemnitee is a party (the “Settlement Requirements”).  If a settlement offer solely for money damages (and otherwise satisfying the Settlement Requirements) is made to resolve a Third Party Claim and the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee and if the Indemnitee fails to consent to such settlement offer within 10 days after its receipt of such notice, the Indemnitee may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the aggregate Losses of the Indemnitee with respect to such claim.

The party controlling any defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith all reasonable recommendations made by the other party with respect thereto.  The parties will cooperate with each other in good faith in the defense or prosecution of any Third Party Claim, including the retention and provision of records and information that are reasonably relevant to such Third Party Claim, and making employees and other representatives reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)                                 Direct Claims. Any claim by an Indemnitee for Losses that do not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by giving the Indemnitor prompt written notice thereof, but in any event not more than 30 days after the incurrence thereof or such Indemnitee’s knowledge of such event (whichever is later); provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise).  The Indemnitor will have a period of 30 days within which to respond in writing to such Direct Claim.  If the Indemnitor rejects or does not otherwise pay any indemnification claim in full within such 30-day period, the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(e)                                  Survival; Period for Claims.

(i)                                     The representations and warranties of the parties (A) contained in Sections 4.1, 4.2, 4.4, 4.8(b), 4.9, 4.18, 5.1, 5.2, 5.5 and 5.6 shall survive the Closings until the fourth anniversary of the last Closing and (B) contained in Section 4.7 shall survive the last Closing until sixty (60) days following the expiration of the applicable statute of limitations.  All other representations and warranties of the parties contained in this Agreement and all covenants and other agreements in this Agreement that are to be performed prior to the applicable Closing shall survive the last Closing for a period of twelve (12) months.  All covenants and other agreements of the parties contained in this Agreement that by their nature are required to be performed at or after the applicable Closing shall survive the applicable Closing in accordance with their terms until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing in accordance with Section 10.1.  The indemnification provisions of Section 9.5(a)(i) and Section 9.5(b)(i) shall not be subject to any time limitation and may be brought at any time after the applicable Closing.

(ii)                                  The indemnification provisions contained in this Section 9.5 shall survive the Closing(s) and shall remain in effect with respect to any claim related to the breach of any representation, warranty, covenant or other agreement, until the end of any applicable survival period set forth in Section 9.5(e)(i) above; provided that to the extent that any notice of any claim for indemnification is provided prior to expiration of the applicable survival period, the Indemnitee shall, unless otherwise determined by a court of competent jurisdiction (without further right of appeal or reconsideration) or otherwise agreed in writing by such Indemnitee, remain entitled to indemnification with respect thereto until such claim is paid in full to the Indemnitee.

(f)                                   Limitations on Indemnification.

(i)                                     For purposes of determining the amount of any Loss resulting from the breach or inaccuracy of any representation or warranty contained in this Agreement (but not for purposes of determining whether there has been a breach or inaccuracy of such representation or warranty), references in such representation or warranty to materiality, Material Adverse Effect, or similar qualifiers will be deemed omitted therefrom.

(ii)                                  Seller shall have no liability arising out of or relating to Section 9.5(a)(iii) and no Buyer shall have any liability arising out of or relating to Section 9.5(b)(iii) unless and only to the extent the aggregate Losses suffered or incurred by the Buyer Indemnitees or the Seller Indemnitees, as applicable, hereunder exceed one percent (1%) of the Aggregate Purchase Price (the “Threshold Amount”), in which event Buyer Indemnitees or Seller Indemnitees, as applicable, shall, subject to the other limitations contained herein, be entitled to be indemnified only against the portion of such Losses in excess of the Threshold Amount; provided, however, that the limitation set forth in this Section 9.5(f)(ii) shall not apply to claims for indemnification relating to, resulting from or arising out of any breach of any representation or warranty set forth in Sections 4.1, 4.2, 4.4, 4.7, 4.8(b), 4.9, 4.18, 5.1, 5.2, and 5.5.

(iii)                               In no event shall Buyers’ or Seller’s aggregate liability arising out of or relating to Section 9.5(a)(iii) or Section 9.5(b)(iii), as applicable, exceed ten percent (10%) of the Aggregate Purchase Price; provided, however, that the limitation set forth in this Section 9.5(f)(iii) shall not apply to claims for indemnification relating to, resulting from or arising out of any breach of any representation or warranty set forth in Sections 4.1, 4.2, 4.4, 4.7, 4.8(b), 4.9, 4.18, 5.1, 5.2, and 5.5.

(iv)                              Notwithstanding anything to the contrary in Sections 9.5(f)(ii) and 9.5(f)(iii), in no event shall the aggregate liability of Seller arising out of or relating to Sections 9.5(a)(ii) or 9.5(a)(iii), or the aggregate liability of Buyers arising out of or relating to Sections 9.5(b)(ii) or 9.5(b)(iii) exceed the Aggregate Purchase Price.

(v)                                 The amount of any Loss for which an Indemnitee claims indemnification under this Agreement shall be (A) reduced by any insurance proceeds received from a third-party insurer (net of reasonable costs incurred by such Indemnitee to enforce payment from such third-party insurer) by such Indemnitee with respect to such Loss, and (B) reduced by indemnification, reimbursement, credits, rebates, refunds or other payments received by such Indemnitee from third parties with respect to such Loss (net of reasonable costs incurred by such Indemnitee to obtain such indemnification, reimbursement, credits, rebates, refunds or other payments).

(vi)                              In the event that an Indemnitor pays to a Buyer Indemnitee or Seller Indemnitee any Losses that it is entitled to recover hereunder, no other Buyer Indemnitee or Seller Indemnitee, as applicable, shall be entitled to recover the same Losses with respect to such claim for indemnification.

(vii)                           Each party shall be bound by its common law duty to mitigate any Losses subject to any claims for which such party seeks indemnification pursuant to this Article 9.

(viii)                        If the Indemnitee receives any payment from an Indemnitor in respect of any Losses pursuant to this Section 9.5 and the Indemnitee could  reasonably have recovered all or a part of such Losses from a third party, including any provider of insurance or other third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnitor, then the Indemnitee shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnitor to recover from the Potential Contributor the amount of such payment; provided, however, that the Indemnitee shall not be required to assign any such rights to the Indemnitor (A) in the event the Potential Contributor is a Governmental Authority, or (B) if an attempted assignment of any rights against a Potential Contributor would be in violation of Law or Contract or would require the consent of a third party. An Indemnitor that is an assignee of any rights pursuant to this clause (viii) shall indemnify the Indemnitee for any Losses suffered by such Indemnitee as a result of any actions or omissions with respect thereto of the Indemnitor in connection with or after giving effect to such assignment.

(g)                                  Limitations on Liability.  Notwithstanding any other provision of this Agreement, in no event shall any party be liable for any punitive damages, or Losses that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual direct Losses, except (i) to the extent payable in connection with a Third Party Claim; (ii) incurred as a result of Seller’s fraud; or (iii) for the avoidance of doubt, to the extent incurred by Buyer in the form of increased contribution obligations as a result of Seller’s breach of any of its covenants in Section 10.2(h).

(h)                                 Exclusive Remedy. After the last Closing and except for actions for or in the nature of fraud, the sole and exclusive remedy for any and all claims, Losses or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby or thereby (excluding the Subleases, the Confidentiality Agreement or the Seller Confidentiality Agreement) shall be the rights of indemnification set forth in this Section 9.5, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise with respect to the transactions contemplated hereby, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by Law.  Notwithstanding the foregoing, this Section 9.5(h) shall not operate to interfere with or impede the operation of covenants or agreements to be performed by the parties at or after the Closing(s), with respect to the parties’ right to seek equitable remedies (including specific performance or injunctive relief) pursuant to Section 10.15 for a breach or threatened breach thereof.  The provisions of this Section 9.5(h) were specifically bargained-for between the parties hereto and were taken into account by such parties in arriving at the Aggregate Purchase Price.  Each of the parties hereto, respectively, specifically relied upon the provisions of this Section 9.5(h) in agreeing to the Aggregate Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

9.6                               Trade Name.  SVU hereby grants Seller a non-exclusive license to use the Trade Name for the three (3) month period immediately following the last Closing Date under this Agreement or, if later, the last “Closing Date” under any Related Agreement, in connection with Seller’s other stores currently operating under the Trade Name, upon the expiration of which Seller shall immediately cease all use of the Trade Name or any confusingly similar identification, trademark, or trade name.  Seller acknowledges and agrees that it shall not use the Trade Name with respect to any stores other than those identified in this Section 9.6 and will not transfer this license to any other party.

9.7                               Gift Cards. For a period of up to 90 days following the last Closing Date, Buyers may accept in full any proprietary gift card issued by Seller for use at the Stores (“Gift Cards”) from customers who present Gift Cards at any Store, and Seller and Parent agree to reimburse the applicable Buyer for payments made by such Buyer during that 90-day period for the Gift Cards as follows: (a) upon presentment of a Gift Card at a point of sale in a Store as payment by a customer, an employee of such Buyer will contact Seller’s representative at the toll-free number embossed on the Gift Card to determine the balance on such Gift Card using its unique identification number, (b) such Buyer’s employee will write the value of the Gift Card, as provided by Seller’s representative, on the Gift Card using a permanent marker (such as a Sharpie® pen), (c) such Buyer’s employee will exchange the Gift Card for (i) an equivalent proprietary gift card issued by such Buyer, for use at such Buyer’s retail locations and in the amount of the Gift Card’s balance, or (ii) if such Buyer has no gift card program, cash in the amount of the Gift Card balance, (d) such Buyer will send to Seller and Parent monthly, at the Redemption Address, (i) an Excel file covering all Gift Cards presented at all Stores during the preceding month that such Buyer processed in accordance with clauses (a) through (c) of this Section 9.7, with the unique identification number and amount for each such Gift Card and (ii) the actual Gift Cards listed in the Excel file covering such preceding month, (e) Seller will remove in Seller’s records all value for the Gift Card numbers included in each such electronic Excel file received by Seller and Parent, and will alert such Buyer of any discrepancies found, and (f) Seller and Parent will reimburse such Buyer by check on a monthly basis for the amount of the balances of all such Gift Cards received from such Buyer, less any discrepancies, in the prior month within 20 days of the end of such prior month.  Notwithstanding anything contained herein to the contrary, Seller will be under no obligation whatsoever to sell any Gift Cards following the date hereof.  Three business days prior to the first Transition Date Closing, Seller will inform Buyers of the then-outstanding aggregate Gift Card balance.

9.8                               Cutoff Date Obligations.  Each party hereto agrees that in the event a Store and the Carved-Out Assets and Carved-Out Liabilities related to such Store are excluded from the Transition Date Closings in accordance with Section 2.3(c), Section 6.3(d) or ARTICLE 8 and by the Cutoff Date (A) in the case of a delayed purchase under Section 2.3(c), the Required Consent for that Store has not been delivered to the applicable Buyer, (B) in the case of a delayed purchase under Section 6.3(d), Buyers determine in their reasonable judgment that the conditions in Section 7.4 and Section 8.4 cannot be satisfied (absent a waiver thereof by the applicable party), or (C) in the case of a delayed purchase under Article 8, the applicable conditions with respect to each Store in Article 7 and Article 8 have not been satisfied or duly waived with respect to such Store, all rights and obligations of the parties with respect to the purchase and sale of such Store, Carved-Out Assets and Carved-Out Liabilities shall terminate as of the Cutoff Date without further liability to any party hereunder, other than liability for each party to this Agreement for willful breach of any provision of this Agreement relating to such Store, Carved-Out Assets and Carved-Out Liabilities arising prior to the Cutoff Date.  For the avoidance of doubt, the Carved-Out Assets and Carved-Out Liabilities related to any such Store, or any Store excluded from purchase under this Agreement under Section 10.16 or Section 10.17, will continue to be “Excluded Assets” and “Excluded Liabilities,” respectively, for all purposes under this Agreement.

ARTICLE 10.
MISCELLANEOUS

10.1                        Entire Agreement; Amendment.  This Agreement, the Ancillary Agreements, the Confidentiality Agreement, the Seller Confidentiality Agreement, and the other documents, certificates and instruments referred to herein and to be delivered pursuant this Agreement or the Ancillary Agreements constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.  No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by each party to be bound hereto.

10.2                        Employment Matters.

(a)                                 “Employees” shall refer to the employees of Seller or any of its affiliates employed in the Stores after the date hereof and prior to the applicable Closing Date.  Each Buyer may contact any Employees of each Store that it wishes to consider for employment and/or interview pursuant to a reasonable protocol (including drug tests and background checks).  Promptly following the development of such protocol, Seller shall deliver to Buyers a list of the names of the Employees as of a recent date (the “Employee List”) (which list shall include such Employee’s base salary, hourly wage rate and target bonus (if applicable) then in effect).  Each Buyer shall determine in its sole discretion the Employees to whom such Buyer shall extend offers of employment as well as the terms of any such offers. Seller shall either (i) terminate the employment of all Employees, and/or (ii) relocate the Employees to other stores of Seller or an affiliate thereof that are not the subject of this Agreement, in each case not later than the applicable Closing Date and shall take all necessary steps reasonably necessary to comply with all applicable legal requirements relating to the termination (if any) of the employment of Employees, including providing notices pursuant to the WARN Act.

(b)                                 It is acknowledged and agreed that certain of the Employees are members of collective bargaining units and participate in the multiemployer pension plans to which Section 4204 of ERISA will apply that are identified on Schedule 10.2(b) to which Seller and/or its affiliates have an obligation to contribute on their behalf (the “Section 4204 Plans”).  Solely with respect to the Section 4204 Plans, Seller and the applicable Buyer(s) intend by this Section 10.2 to use the sale of assets rule of Section 4204 of ERISA so that a complete or partial withdrawal under Section 4203 or 4205 of ERISA does not occur with respect to the Section 4204 Plans solely because of consummation of the transactions contemplated by this Agreement, and this Section 10.2(b) shall be interpreted and applied consistently with that intent.  The parties agree that the sale reflected in this Agreement is a bona fide, arm’s length sale of assets and that each Buyer is “unrelated” to Seller within the meaning of Section 4204 of ERISA.

(c)                                  Each applicable Buyer agrees that it or an affiliate shall have an obligation to contribute to each Section 4204 Plan with respect to the Purchased Assets to which such obligation applies for substantially the same number of contribution base units (as defined in Section 4001(a)(11) of ERISA) for which Seller and its affiliates had an obligation to contribute to such Section 4204 Plan with respect to the Purchased Assets to which such obligation applies prior to the applicable Closing, it being intended that no withdrawal liability under Section 4201 of ERISA will be incurred by Seller or any of its affiliates with respect to those Section 4204 Plans.  It is understood that no Buyer is under any obligation to offer employment to all of Seller Employees nor is any Buyer obligated to assume Seller’s Collective Bargaining Agreements governing such Employees, so long as the obligation to contribute for substantially the same number of contribution base units, as set forth in the preceding sentence, is satisfied.  From and after the applicable Closing Date, the applicable Buyer or an affiliate shall assume sole responsibility for, and shall pay when due, all contributions required to be made to each Section 4204 Plan as required by such Buyer’s collective bargaining agreement(s) or applicable Law, so long as the obligation to contribute for substantially the same number of contribution base units, as set forth in the first sentence of this subsection (c), is satisfied.  Each applicable Buyer agrees that the determination of the number of contribution base units necessary to satisfy Section 4204 of ERISA shall be made in accordance with Section 4204 of ERISA and the applicable rules of the applicable Section 4204 Plans.

(d)                                 Prior to the first plan year of each Section 4204 Plan beginning after the applicable Closing, the applicable Buyers and Seller shall jointly, with each party bearing its respective cost and expense, seek a variance from the requirements of Section 4204(a)(1)(B) of ERISA that a bond be obtained or an amount be held in escrow as provided in said Section.  The applicable Buyers and Seller agree to cooperate with respect to obtaining any such variance, sharing such information as may be necessary to determine whether there is a basis for applying for a variance from the applicable bonding requirements.  If a Section 4204 Plan determines that the request does not qualify for a variance, then the applicable Buyer shall, at its sole cost and expense, obtain any required bond or establish any required escrow, pursuant to the rules set forth in Section 4204 of ERISA, as of the first plan year beginning after the applicable Closing Date and shall maintain such bond or escrow until the earliest of (A) the date a variance is obtained from such Section 4204 Plan; (B) the date a variance or exemption is obtained from the Pension Benefit Guaranty Corporation (“PBGC”); or (C) the last day of the fifth plan year commencing after the applicable Closing Date.

(e)                                  If, at any time during the period beginning on the applicable Closing Date and ending at the end of the fifth plan year of a Section 4204 Plan beginning after the applicable Closing Date (the “Bonding Period”), the applicable Buyer withdraws from such Section 4204 Plan or fails to make a contribution when due to such Section 4204 Plan, the bond, escrow or the letter of credit will be applied towards the amount owed by the applicable Buyer to such Section 4204 Plan.

(f)                                   Unless waived pursuant to Section 10.2(d), if the applicable Buyer withdraws from such Section 4204 Plan with respect to any of the Stores during the Bonding Period in a complete or partial withdrawal, the Seller will be secondarily liable for any withdrawal liability it would have had to such Section 4204 Plan but for this Agreement, if and to the extent the Liability of the applicable Buyer with respect to such Section 4204 Plan is not paid in full when due either by the applicable Buyer or pursuant to the bond, escrow or letter of credit described in Section 10.2(d). If the applicable Buyer or any of its affiliates withdraw from any Section 4204 Plan with respect to any of the Stores in a complete or partial withdrawal (as defined in Section 4203 or 4205 of ERISA) during the Bonding Period, Buyer agrees that such Buyer and its affiliates shall pay the Section 4204 Plan any and all withdrawal liability on account of such withdrawal when due, notwithstanding the pendency of any request for review or other challenge to the assessment of such withdrawal liability.  If such Buyer and its affiliates fail or refuse to pay the Section 4204 Plan any part of its withdrawal liability on account of such withdrawal when due, Seller shall have the right (but not the obligation) to make such payment on behalf of such Buyer.  Without limiting Seller’s rights against such Buyer for breach of its obligations under this Section 10.2(f), Seller agrees that, if such Buyer’s withdrawal liability to that Section 4204 Plan (if any) is not paid, then Seller shall, to the extent required by Section 4204 of ERISA, be secondarily liable to the Section 4204 Plan for any withdrawal liability that Seller would have had to the Section 4204 Plan but for Section 4204 of ERISA. The applicable Buyer agrees to provide Seller with reasonable advance notice (but not less than 60 days’ advance notice) of any action or event which could result in the imposition of withdrawal contemplated hereunder, and in any event such Buyer shall immediately furnish Seller with a copy of any notice of withdrawal liability such Buyer or its affiliates may receive with respect to a Section 4204 Plan, together with all pertinent details.  In the event that any such withdrawal liability shall be assessed against the applicable Buyer or its affiliates, such Buyer further agrees to provide Seller with reasonable advance notice (but not less than 60 days’ advance notice) of any intention on the part of such Buyer or such affiliate not to make full payment of any withdrawal liability when the same shall become due and payable.

(g)                                  Notwithstanding any other provision of this Section 10.2, Section 4204 of ERISA or anything else contained in this Agreement to the contrary, it is expressly agreed that if Seller or any of its affiliates incurs any secondary withdrawal liability, or any liability as a result of the applicable Buyer’s failure to comply with the terms of this Agreement relating to Section 4204 of ERISA, the applicable Buyer shall indemnify and hold them harmless from any and all losses incurred by Seller or any of its affiliates by reason of such liability.  If for any reason the applicable Buyer fails to fulfill its obligations under this Agreement (other than a failure that is caused by actions or inactions of Seller) such that the provisions of Section 4204 of ERISA shall not apply to prevent a withdrawal from any Section 4204 Plan because of the transactions contemplated by this Agreement, then such Buyer shall indemnify and hold Seller and its affiliates harmless from, against and in respect of (and shall on demand reimburse them for) any withdrawal liability and any other losses that Seller or any such affiliate may incur as a result of such transactions.

(h)                                 Seller acknowledges that it has been assigned a portion of the unfunded vested benefits (“UVBs”) in each multiemployer pension plan to which it contributes on account of the Stores and on account of other stores which it or its affiliates own.  Except for liabilities transferred to the applicable Buyer pursuant to the application of Section 4204 of ERISA, Seller agrees that it retains the responsibility to continue funding such UVBs through its future contributions to such plans or through payments of its withdrawal liability as an “Excluded Liability,” and covenants and agrees to continue such funding through the continued operations of other stores not subject to this Agreement or through payment of withdrawal liability.

(i)                                     The parties agree to address payroll withholding and reporting with respect to any Employees hired by a Buyer in accordance with the Standard Procedure of Revenue Procedure 2004-53.

10.3                        Termination.

(a)                                 This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time prior to the Measurement Date:

(i)                                     by the mutual written agreement of Buyers and Seller;

(ii)                                  by written notice from either Buyers or Seller to the other after the Termination Date if the Measurement Date shall not have occurred on or prior to the Termination Date;

(iii)                               by any party hereto if a final nonappealable judgment has been entered restraining, prohibiting, or declaring illegal the consummation of this Agreement or the transactions contemplated hereby; or

(iv)                              by either Buyers or Seller, in the event of any breach by the other party of such breaching party’s representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Sections 7.1, 7.2, 8.1 or 8.2, as applicable, and in each case, the failure of the breaching party to cure such breach within 30 days after receipt of notice from the non-breaching party requesting such breach to be cured.

Notwithstanding the above, a party shall not be allowed to exercise any right of termination pursuant to (x) Section 10.3(a)(ii) if such party’s material breach or failure to perform its obligations under this Agreement gives rise, in whole or in part, to such right of termination or (y)

Section 10.3(a)(iv) if such party is then in material breach of or has failed to perform its obligations under this Agreement. If this Agreement is terminated as permitted under this Section 10.3, this Agreement shall be null and void and of no further force and effect, except for the provisions of (a) clause (c) of the proviso in the first sentence of Section 6.2 relating to Buyers’ indemnity obligations in respect of any pre-Closing access provided to Buyers, (b) Section 6.4 relating to publicity, (c) Section 6.6 relating to the obligation of the parties hereto to keep confidential certain information received from the other parties hereto and (d) this Article 10 (other than Section 10.2).  Notwithstanding anything to the contrary contained herein, nothing in this Section 10.3 shall be deemed to release any party hereto from any liability for any willful breach by such party of any covenant of this Agreement arising prior to termination or any breach after termination of this Agreement of any provision of this Agreement that survives termination in accordance with this paragraph.

(b)                                 In the event of termination by Seller or Buyers pursuant to this Section 10.3, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)                                     each party shall, upon the other party’s request, return all documents and other material received from the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the disclosing party or destroy such documents or other material, certifying such destruction to the disclosing party in writing; and

(ii)                                  all information received by any Buyer, Seller or Parent with respect to the Purchased Assets or the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement or the Seller Confidentiality Agreement, as applicable, each of which shall remain in full force and effect notwithstanding the termination of this Agreement.

10.4                        Expenses.  Except as expressly provided herein, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement, the Ancillary Agreements, and the other documents, certificates and instruments contemplated hereby and thereby and consummation of the transactions contemplated hereby and thereby.

10.5                        Waiver.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement, the Ancillary Agreements, or any other document, certificate, or instrument contemplated hereby or thereby will operate as a waiver of such right, power, or privilege (unless such right, power or privilege is subject to a time limitation) and no single or partial waiver shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party shall be deemed to be a waiver of any right of the party giving such notice or demand to take further action without notice or demand.

10.6                        Governing Law, Choice of Forum. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of Law principles of such State.  Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any such Action either in the United States District Court for the District of Delaware or if such Action may not be brought in such court for jurisdictional reasons, in the Delaware state courts.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.8 below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.6.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state or federal courts sitting in Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.7                        Assignment.  This Agreement shall be binding upon and inure to the benefit of, the parties’ respective successors and permitted assigns.  Neither this Agreement nor the rights or obligations of any party hereto may be assigned or transferred to any other Person without the prior written consent of the other parties hereto; provided that each Buyer is permitted, without the prior written consent of Seller or Parent, to (a) at or after the Effective Time of Closing, assign this Agreement to any affiliate of any Buyer or (b) after the Effective Time of Closing, grant a security interest in, and collaterally assign, any of its rights under this Agreement pursuant to any Buyer’s credit agreement (and related security documents); provided however that no such assignment contemplated in clauses (a) or (b) shall release the applicable Buyer of its obligations hereunder or under any Ancillary Agreement.

10.8                        Notice.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one business day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to Seller:	RBF, LLC
c/o Roundy’s Supermarkets, Inc.
875 East Wisconsin Ave.
Milwaukee, WI 53202
Attn: Edward G. Kitz, Group Vice President — Legal, Risk & Treasury
Legal Department, MS 2040
Telecopier No.: (414) 231-7979

With a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C.

Telecopier No.: (312) 862-2200

If to any Buyer:	SUPERVALU INC.
East View Store Support Center
7075 Flying Cloud Drive
Eden Prairie, MN 55344-3691
Attn: Karla C. Robertson, Executive Vice President, General Counsel and Corporate Secretary
and
Stuart D. McFarland, Director & Associate General Counsel
Telecopier No.: (952) 828.4403

With a copy to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attn: Michael A. Stanchfield
Telecopier No.: (612) 766.1600

10.9                        Counterparts; Headings.  This Agreement may be executed in several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

10.10                 Interpretation; Schedules.

(a)                                 Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. For purposes of this Agreement, (i) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation,” (ii) the phrases “ordinary course of business” and “ordinary course of Business” will be deemed to be followed by the words “consistent with past practice,” (iii) the word “or” is not exclusive, and (iv) the phrase “to the extent” shall mean the degree by which.

(b)                                 Any matter disclosed in any provision, subprovision, section or subsection of any Schedule provided pursuant to Article IV or Article V (each, a “Disclosure Schedule”) in a way as to make its relevance or applicability to information called for by any other Disclosure Schedule reasonably apparent on its face shall be deemed disclosed in such other Disclosure Schedule.  To the extent that any representation or warranty of Seller contained in this Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given or by “Material Adverse Effect,” the inclusion of any matter in the Disclosure Schedules does not constitute a determination by Seller that such matters are material or would have a Material

Adverse Effect.  In addition, under no circumstances shall the disclosure of any matter in the Schedules where a representation or warranty of Seller is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Material Adverse Effect imply that any other undisclosed matter having a greater value or other significance is material or would have a Material Adverse Effect.  Nothing in this Agreement or the Schedules constitutes an admission of Liability or obligation of Seller or any of its affiliates to any third party, nor an admission against the interests of Seller or any of its affiliates.

(c)                                  Unless the context otherwise requires, any reference to “Stores to be purchased” or words or phrases of similar import referring to the purchase or sale of Stores will be deemed to refer to the purchase of the Purchased Assets or Carved-Out Assets, as applicable, associated with those Stores and the assumption of the Assumed Liabilities or Carved-Out Liabilities, as applicable, associated with those Stores.

(d)                                 Unless the context otherwise requires, when used in this Agreement or any Ancillary Agreement, (i) the terms “Assigned Contracts,” “Assigned Leases,” “Business,” “Purchased Assets,” and “Subleases” shall be interpreted with respect to the Buyers to refer for each Buyer only to those “Assigned Contracts,” “Assigned Leases,” “Business,” “Purchased Assets,” and “Subleases,” respectively, associated with the Stores or part of a Store for which that Buyer is identified under the heading “Buyer” on Exhibit A and (ii) “applicable Buyer” (or words or phrases of similar import) will be deemed to refer to that Buyer identified under the heading “Buyer” on Exhibit A for the Store or part of a Store (and the related Purchased Assets and operations) to which the subject covenant, obligation, or liability arises out of or relates to.  For example, SVU Gold is the “applicable Buyer” for the covenants, obligations and liabilities arising out of and related to Store 8812.  SVU is the Buyer of the Trade Name.

10.11                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, void or unenforceable by a court of competent jurisdiction or other authority, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

10.12                 Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.13                 No Third-Party Beneficiaries.  Except as provided in Section 9.5, and Section 10.18, this Agreement shall not confer any rights or remedies upon any Person (including any employees of Seller or Buyers) other than the parties hereto and their respective successors and permitted assigns.

10.14                 Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.14.

10.15                 Specific Performance.  Each party acknowledges and agrees that each other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, each party hereto agrees that each other party hereto shall be entitled to an injunction or injunctions to prevent or remedy breaches of the provisions of this Agreement and to enforce specifically (without posting bond) this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to Section 10.6 hereof), in addition to any other remedy to which they may be entitled, at Law or in equity.

10.16                 Casualty; Condemnation.

(a)                                 If, between the date hereof and the Effective Time of the Measurement Date (or the Effective Time of Closing of any applicable Subsequent Closing for those Stores excluded from the Transition Date Closings), any casualty or damage is suffered with respect to any Seller Real Property for which a Closing has not then occurred, which casualty or damage would (i) with respect to an Owned Real Property, be reasonably expected to take more than one hundred eighty (180) days to complete any such restoration or repair or (ii) with respect to a Leased Real Property, give rise to the landlord’s right of termination under the applicable Lease (a “Major Casualty”), the applicable Buyer may elect to exclude the Carved-Out Assets and Carved-Out Liabilities related to the Store at that Seller Real Property from the applicable Closing by providing Seller with written notice of such exclusion within five days of such Buyer’s receipt of written notice from Seller of such Major Casualty, in which event (i) if  the applicable Closing is a Transition Date Closing, the Base Purchase Price shall be reduced by the applicable Base Store Purchase Price (without duplication) or (ii) if the applicable Closing is the Subsequent Closing, the aggregate Store Purchase Price to be paid at that Subsequent Closing shall be reduced by the applicable Store Purchase Price (without duplication) and neither party shall have any further obligation to the other hereunder with respect to the Carved-Out Assets and Carved-Out Liabilities related to that Store, except as may be expressly provided herein.  In the event that such Buyer does not timely elect to exclude the Carved-Out Assets and Carved-Out Liabilities related to any such affected Store from the applicable Closing, any insurance proceeds and all rights to recover insurance proceeds in respect thereof by Seller or Parent shall be assigned to such Buyer at the applicable Closing (and such Buyer shall receive a credit against the Base Purchase Price or Store Purchase Price, as applicable, in the full amount of any deductible), and, notwithstanding anything herein to the contrary, such insurance proceeds and rights to recover insurance proceeds shall be Purchased Assets hereunder and the parties shall execute any amendments to this Agreement reasonably requested necessary to effect the transfer of such proceeds.  If, between the date hereof and the Effective Time of the Measurement Date or the Effective Time of Closing of any applicable

Subsequent Closing, any casualty or damage is suffered with respect to any Seller Real Property for which a Closing has not then occurred which is not a Major Casualty, then such Buyer shall have no right to exclude the Seller Real Property, and all rights to recover insurance proceeds in respect thereof by Seller or Parent shall be assigned to such Buyer at the applicable Closing (and such Buyer shall receive a credit against the Base Purchase Price or Store Purchase Price, as applicable, in the full amount of any deductible), and, notwithstanding anything herein to the contrary, such insurance proceeds and rights to recover insurance proceeds shall be Purchased Assets hereunder and the parties shall execute any amendments to this Agreement reasonably requested necessary to effect the transfer of such proceeds.

(b)           If, between the date hereof and the Effective Time of the Measurement Date (or the Effective Time of Closing of any applicable Subsequent Closing for those Stores excluded from the Transition Date Closings), any condemnation or taking occurs or is contemplated with respect to any portion of any Seller Real Property for which a Closing has not then occurred, which condemnation or taking (i) with respect to Owned Real Property, affects more than fifteen percent (15%) of such Owned Real Property, (ii) results or will result in a material reduction of parking or a material restriction on access to and from such Seller Real Property or (iii) with respect to a Leased Real Property, gives rise to a landlord’s right of termination under the applicable Lease (a “Major Condemnation”), the applicable Buyer may elect to exclude the Carved-Out Assets and Carved-Out Liabilities related to the Store at the Seller Real Property affected thereby from the applicable Closing by providing Seller with written notice of such exclusion within five days of such Buyer’s receipt of written notice from Seller of such Major Condemnation, in which event (i) if  the applicable Closing is a Transition Date Closing, the Base Purchase Price shall be reduced by the applicable Base Store Purchase Price (without duplication) or (ii) if the applicable Closing is the Subsequent Closing, the aggregate Store Purchase Price to be paid at that Subsequent Closing shall be reduced by the applicable Store Purchase Price (without duplication) and neither party shall have any further obligation to the other hereunder with respect to the Carved-Out Assets or Carved-Out Liabilities related to the Store located at the affected Seller Real Property, except as may be expressly provided herein.  In the event that such Buyer does not timely elect to exclude the Carved-Out Assets and Carved-Out Liabilities related to any such affected Store from the applicable Closing, all of Seller’s right, title and interest in and to any proceeds of any such condemnation or taking and all rights, if any, to recover such proceeds in respect thereof by Seller or Parent shall be assigned to such Buyer at the applicable Closing and, notwithstanding anything herein to the contrary, all of Seller’s right, title and interest in and to such proceeds of such condemnation or taking and such rights, if any, to recover such proceeds shall be Purchased Assets hereunder and the parties shall execute any amendments to this Agreement reasonably requested to effect the transfer of such proceeds.  If, between the date hereof and the Effective Time of the Measurement Date or the Effective Time of Closing of any applicable Subsequent Closing, any condemnation or taking occurs or is contemplated with respect to any portion of any Seller Real Property for which a Closing has not then occurred which is not a Major Condemnation, then such Buyer shall not have the right to exclude the Seller Real Property with respect thereto, and all of Seller’s right, title and interest in and to any proceeds of such condemnation or taking and all rights, if any, to recover such  proceeds in respect thereof by Seller or Parent shall be assigned to such Buyer at the applicable Closing and, notwithstanding anything herein to the contrary, all of Seller’s right, title and interest in and to such proceeds and such rights, if any, to recover such proceeds shall be Purchased Assets hereunder and the parties shall execute any amendments to this Agreement reasonably requested necessary to effect the transfer of such proceeds.

10.17      Casualty or Condemnation during the Interim Period.

(a)           If, during the Interim Period, a Major Casualty is suffered, the applicable Buyer may elect to exclude the Carved-Out Assets and Carved-Out Liabilities related to the Store at that Seller Real Property from the applicable Transition Date Closing by providing Seller with written notice of such exclusion within the earlier of (i) the applicable Transition Date Closing and (ii) two business days of such Buyer’s receipt of written notice from Seller of such Major Casualty, in which event the applicable Base Store Purchase Price shall be released from the Escrow Account to Buyers in accordance with the Escrow Agreement and neither party shall have any further obligation to the other hereunder with respect to the Carved-Out Assets and Carved-Out Liabilities related to that Store, except as may be expressly provided herein.  In the event that such Buyer does not timely elect to exclude the Carved-Out Assets and Carved-Out Liabilities related to any such affected Store from the applicable Transition Date Closing, any insurance proceeds and all rights to recover insurance proceeds in respect thereof by Seller or Parent shall be assigned to such Buyer at the applicable Transition Date Closing (and the full amount of any deductible shall be released from the Escrow Account to such Buyer in accordance with the Escrow Agreement), and, notwithstanding anything herein to the contrary, such insurance proceeds and rights to recover insurance proceeds shall be Purchased Assets hereunder and the parties shall execute any amendments to this Agreement reasonably requested necessary to effect the transfer of such proceeds.  If, during the Interim Period, any casualty or damage is suffered with respect to any Seller Real Property which is not a Major Casualty, then the applicable Buyer shall have no right to exclude the Seller Real Property, and all rights to recover insurance proceeds in respect thereof by Seller or Parent shall be assigned to such Buyer at the applicable Transition Date Closing (and the full amount of any deductible shall be released from the Escrow Account to Buyers in accordance with the Escrow Agreement), and, notwithstanding anything herein to the contrary, such insurance proceeds and rights to recover insurance proceeds shall be Purchased Assets hereunder and the parties shall execute any amendments to this Agreement reasonably requested necessary to effect the transfer of such proceeds.

(b)           If, during the Interim Period, a Major Condemnation occurs, the applicable Buyer may elect to exclude the Carved-Out Assets and Carved-Out Liabilities related to the Store at the Seller Real Property affected thereby from the applicable Transition Date Closing by providing Seller with written notice of such exclusion within the earlier of (i) the applicable Transition Date Closing and (ii) two business days of such Buyer’s receipt of written notice from Seller of such Major Condemnation, in which event the applicable Base Store Purchase Price shall be released from the Escrow Account to Buyers in accordance with the Escrow Agreement and neither party shall have any further obligation to the other hereunder with respect to the Carved-Out Assets or Carved-Out Liabilities related to the Store located at the affected Seller Real Property, except as may be expressly provided herein.  In the event that such Buyer does not timely elect to exclude the Carved-Out Assets and Carved-Out Liabilities related to any such affected Store from the applicable Closing, all of Seller’s right, title and interest in and to any proceeds of any such condemnation or taking and all rights, if any, to recover such proceeds in respect thereof by Seller or Parent shall be assigned to such Buyer at the applicable Transition Date Closing and, notwithstanding anything herein to the contrary, all of Seller’s right, title and interest in and to such proceeds of such condemnation or taking and such rights, if any, to recover such proceeds shall be Purchased Assets hereunder and the parties shall execute any amendments to this Agreement reasonably requested necessary to effect the transfer of such proceeds.  If, during the

Interim Period, any condemnation or taking occurs or is contemplated with respect to any portion of any Seller Real Property which is not a Major Condemnation, then such Buyer shall not have the right to exclude the Seller Real Property with respect thereto, and all of Seller’s right, title and interest in and to any proceeds of such condemnation or taking and all rights, if any, to recover such proceeds in respect thereof by Seller or Parent shall be assigned to such Buyer at the applicable Transition Date Closing and, notwithstanding anything herein to the contrary, all of Seller’s right, title and interest in and to such proceeds and such rights, if any, to recover such proceeds shall be Purchased Assets hereunder and the parties shall execute any amendments to this Agreement reasonably requested necessary to effect the transfer of such proceeds.

10.18      Parent Guarantee.  Notwithstanding anything contained herein to the contrary, but subject to the last sentence of this Section 10.18, Parent hereby guarantees the full performance and payment, when required, of Seller’s obligations under this Agreement, the Ancillary Agreements, and the other documents, certificates and instruments contemplated hereby and thereby.  This is a guarantee of payment and performance, and not collection, and each Buyer and, where applicable, each other Buyer Indemnitee may institute an Action or bring a claim directly against Parent without instituting any Action or bringing a claim against Seller.  Notwithstanding the foregoing, but without limiting rights of the parties under Section 10.15, in no event shall Parent’s Liability to any Buyer or any other Person pursuant to this Section 10.18 (including any Liability of Parent in respect of its guarantee of Seller’s indemnification obligations under Section 9.5) exceed Seller’s Liability with respect to such matter hereunder.

10.19      SVU Guarantee.  Notwithstanding anything contained herein to the contrary, but subject to the last sentence of this Section 10.19, SVU hereby guarantees the full performance and payment, when required, of SVU Gold’s obligations under this Agreement, the Ancillary Agreements, and the other documents, certificates and instruments contemplated hereby and thereby.  This is a guarantee of payment and performance, and not collection, and Seller and, where applicable, each other Seller Indemnitee may institute an Action or bring a claim directly against SVU without instituting any Action or bringing a claim against SVU Gold.  Notwithstanding the foregoing, but without limiting rights of the parties under Section 10.15, in no event shall SVU’s Liability to Seller or any other Person pursuant to this Section 10.19 (including any Liability of SVU in respect of its guarantee of SVU Gold’s indemnification obligations under Section 9.5) exceed SVU Gold’s Liability with respect to such matter hereunder.

*              *              *              *              *

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed in its name by its duly authorized officer as of the day and year first above written.

SELLER:

RBF, LLC (under seal)

By:	/s/Edward G. Kitz
Name: Edward G. Kitz
Title: VP, Secretary & Treasurer

BUYERS:

SUPERVALU INC. (under seal)

By:	/s/Rob Woseth
Name: Rob Woseth
Title: EVP, Strategy

SUPERVALU PHARMACIES, INC. (under seal)

By:	/s/Karla Robertson
Name: Karla Robertson
Title: Vice President

SUPERVALU GOLD, LLC (under seal)

By:	/s/Karla Robertson
Name: Karla Robertson
Title: President and Secretary

PARENT:

ROUNDY’S SUPERMARKETS, INC.
(under seal)

By:	/s/Edward G. Kitz
Name: Edward G. Kitz
Title: Group VP-Legal, Risk & Treasury